UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☑	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PROS HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

__________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PROS | 2022 Proxy Statement | Page 1

Attending the Annual Meeting

Our 2022 annual meeting of stockholders (Annual Meeting) will be held in a virtual format to permit all stockholders equal access to the Annual Meeting.

To participate in the Annual Meeting, please follow the instructions posted at:

www.virtualshareholdermeeting.com/PRO2022

Online access to the meeting platform will begin 30 minutes prior to the meeting, which will begin promptly at:

8:00 a.m. Central Daylight Time on May 12, 2022

If you wish to submit a question, you may do so in two ways. If you want to ask a question before the meeting, then beginning on April 13, 2022 and ending at 11:59 p.m. Eastern Time on April 27, 2022, you may log into www.proxyvote.com and enter your 16-digit control number. Questions pertinent to meeting matters which are submitted in advance will be answered during the Annual Meeting, subject to time constraints. Alternatively, if you want to submit your question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/PRO2022, type your question into the “Ask a Question” field, and click “Submit.” Any questions pertinent to meeting matters that are submitted during the meeting will be answered during the Annual Meeting. You do not need to attend the Annual Meeting to vote.

Even if you plan to attend the Annual Meeting, we encourage you to vote your shares in advance either online or as detailed under Voting Instructions in this Proxy Statement.

In this Proxy Statement, the terms “PROS,” the "Company," “we,” "us" and “our” refer to
PROS Holdings, Inc. together with its consolidated subsidiaries.

These materials were first sent or made available to stockholders on April 1, 2022.

PROS | 2022 Proxy Statement | Page 2

PROS Holdings, Inc.

Notice of 2022 Annual Meeting of Stockholders

Virtual Meeting Site:

www.virtualshareholdermeeting.com/PRO2022

May 12, 2022

8:00 am Central Daylight Time

The Notice of Meeting, Proxy Statement and Annual Report on Form 10-K
are available free of charge at proxyvote.com and at ir.pros.com.

Items of Business

1	Elect three Class III directors (Carlos Dominguez, Catherine Lesjak and Andres Reiner) to the board of directors of PROS Holdings, Inc. (Board of Directors or Board) to serve a three-year term until the annual meeting of our stockholders to be held in the year 2025 (2025 Annual Meeting);
2	Advisory vote on named executive officer compensation;
3	Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022; and
4	Transaction of other business that may properly come before the Annual Meeting.

Record Date
Close of business on March 22, 2022 (Record Date).

By Order of the Board of Directors,

/s/ Damian Olthoff _____________________________
Damian Olthoff
General Counsel and Secretary
Houston, Texas
April 1, 2022

Your vote is important. Please vote.
PROS | 2022 Proxy Statement | Page 3

PROS | 2022 Proxy Statement | Page 4

Our Values
At PROS, our mission is to help people and companies outperform, and our culture is at the heart of delivering on this mission. Centered on our core values of: We are Owners; We are Innovators; and We Care, our culture is built on our multi-decade commitment to innovating, leveraging the cutting edge of data science and putting our customers first. Consistent with these values, we publicly disclose information about our business across a number of important topics*, including corporate social responsibility (CSR) and environmental, social and governance (ESG) issues.

We are Owners

PROS was built on an unwavering commitment to the growth and success of our people and our customers. We are intensely focused on helping our customers compete and win in the digital economy by optimizing their shopping and selling experiences. Delivering on this promise, however, requires more than best-of-breed, innovative technology, deep expertise in AI and machine learning and years of proven experience, all of which we pride ourselves in. Our customers and people count on us to also maintain a thriving business, one that embraces the value of diversity, supports our local communities and respects each individual for their unique talents and gifts. This focus speaks to the "heart" of our company, our rich and deeply rooted culture centered around caring for the people, the businesses and the communities we serve.

We are Innovators

We received recognition from industry analysts for top products and innovation, including leadership positions in G2 for Pricing Software, the Gartner Magic Quadrant for CPQ and the IDC MarketScape for B2B Price Optimization and Management. We were awarded numerous industry awards recognizing our continued product innovation, including: Best in Biz Silver Award for 2021 Enterprise Product of the Year, Sales Software, MarTech's Breakthrough Award for Best Price Optimization Solution, and Stevie Awards' International Business Awards Silver Stevie for our Price Optimization and Management Solutions.

We Care

About our Employees. We believe that diversity and inclusion are key to driving true innovation. We are committed to continuing to hire and promote inclusively, increasing diverse representation and continuing to foster an inclusive culture that gives every employee the opportunity to realize their full potential. We also believe that an important part of our employee experience at PROS is our work environment and our commitment to employee well-being and development. Our commitment to caring about our employees can also be seen in our most recent global employee engagement survey conducted in 2021. Based on these responses, we were certified in all eligible locations as a great place to work.

About our Communities. Employees participating together in community outreach projects creates a culture that embraces inclusion and belonging, fosters a collaborative sense of purpose that creates a positive societal impact and further brings our corporate values to life. Our employees volunteer their time to numerous social programs that are aimed at addressing a range of issues in the areas of homelessness, education, empowerment, crisis response and conservation.

About our World. We believe success is not just measured in dollars and cents; it is also measured in the impact we have on our communities. PROS continues to initiate sustainable activities that make a positive impact on the people and the environment around us. We are committed to understanding and minimizing our own environmental footprint. Our approach focuses on energy, emissions, and waste across our operations including the PROS Platform and in our corporate facilities.

*Company goals are aspirational and may change. Statements regarding the Company are not guarantees or promises that they will be met. Content available at websites and in documents referenced in this section are not incorporated herein and are not part of this Proxy Statement. For more information regarding CSR and ESG at PROS, including our diversity and inclusion programs and metrics as well as our environmental stewardship activities, please visit ir.pros.com.
PROS | 2022 Proxy Statement | Page 5

Proxy Statement Summary
This summary highlights selected information for PROS Holdings, Inc. (together with its consolidated subsidiaries, PROS, the Company, we, us or our) in this Proxy Statement. You should read this entire Proxy Statement carefully before voting.

2022 Annual Meeting of Stockholders

Virtual Meeting Site:
virtualshareholdermeeting.com/PRO2022

Date:	May 12, 2022

Time:	8:00 am Central Daylight Time

The Record Date for the Annual Meeting is March 22, 2022.
Only stockholders of record at the close of business on this date are entitled to vote at the Annual Meeting.

	Proposal	Recommendation of the Board
1	Election of Class III Directors	FOR each of the nominees
2	Advisory Vote to Approve Executive Compensation	FOR
3	Ratification of appointment of Independent Registered Public Accounting Firm.	FOR
How to Vote

Please vote your shares promptly to ensure the presence of a quorum at the meeting. You may vote online prior to the meeting by visiting proxyvote.com and entering the control number found in your Notice of Internet Availability of Proxy Materials, or, if you requested printed copies of the proxy materials, by phone or by mail. You may also vote during the Annual Meeting by visiting www.virtualshareholdermeeting.com/PRO2022, entering the control number and following the instructions. For more detailed information, see the section entitled Voting Instructions.

Materials to Review

We are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (Notice) instead of a paper copy of this proxy statement (Proxy Statement) and our Annual Report to Stockholders for the Year Ended December 31, 2021 (2021 Annual Report). The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this Proxy Statement, our 2021 Annual Report and a form of proxy card or voting instruction card.
PROS | 2022 Proxy Statement | Page 6

Business Highlights
In 2021, we continued to deliver on our mission of helping people and companies outperform, despite the disruptions of COVID on our business and our communities, by enabling our customers to optimize their shopping and selling experiences and compete in the digital economy. By continuing to execute on our strategy, we grew our subscription revenue by 4% and improved our cash flow metrics while managing the continuing impact of the COVID-19 pandemic. For more information on our financial performance, please see our 2021 Annual Report. Notable highlights for the year include:

•Improved customer gross revenue retention rate by more than 500 basis points, exceeding 93%, returning to our pre-COVID level.

•Significantly improved cash flow as net cash used in operating activities for the year ended December 31, 2021 was $30.8 million less, or an improvement of 62%, than in the prior year, primarily achieved through a combination of strong customer retention rates and operating efficiencies, in spite of the continuing impact of COVID on the travel industry.

•Announced next-generation intelligent SaaS editions for the PROS Platform, including PROS Smart Price Optimization and Management and PROS Smart Configure Price Quote.

•Completed the acquisition of EveryMundo LLC, a digital offer marketing pioneer that enables more direct customer engagement through dynamic webpages, offer visualization and digital ad campaigns, accelerating our vision to optimize every shopping and selling experience.

•Achieved a 2020-2021 Great Place to Work-Certified™ company designation for second year in a row, extending the certification to include all eligible countries: Australia, Bulgaria, France, Germany, United Kingdom and United States.

•Received recognition from industry analysts and numerous industry awards for top products and innovation, including leadership positions in G2 for Pricing Software, the Gartner Magic Quadrant for CPQ and the IDC MarketScape for B2B Price Optimization and Management; PROS was the only vendor to receive leadership rankings in both Price Optimization and Management and CPQ industry assessments.

Annual Recurring Revenue (ARR) is one of our key performance metrics and should be viewed independently of revenue or other similar GAAP measures. ARR is defined, as of a specific date, as contractual recurring revenue, including contracts with a future start date, together with annualized overage fees incurred above contracted minimum transactions, and excluding perpetual and term license agreements recognized as license revenue in accordance with GAAP. Gross revenue retention reflects our ability to retain existing customers and excludes any existing customer upsells.

None of these accomplishments would have been possible without our team and culture, defined by our key values of:
•We are Owners;
•We are Innovators; and
•We Care (for each other, our customers, our communities and our world).
Our culture and values can be seen in our hybrid work model, our pandemic response and employee wellness initiatives. We emphasize work location and schedule flexibility, based on a blend of what makes sense for each employee, their team and our business, which we believe is the "future of work." We take an integrated approach to helping our employees manage their work and personal responsibilities, with a strong focus on employee physical and mental health. Recognizing that working in a hybrid environment across our global company is a relatively new way to interact, we offer company-wide initiatives to assist our employees managing through the changes and maintaining productivity. These initiatives have included, among other things, mental and physical health programming, periodic paid recharge days and "Work Well Wednesdays" with limited scheduled meetings to help combat video conference fatigue. We also offer our employees a trusted time off program, allowing our employees to take the time they need away from work, at their discretion, while still meeting business requirements. As we look forward, we created a wellbeing innovation team to help further develop a wellbeing program designed to meet the needs of our employees globally. For more information on our culture and values, please visit ir.pros.com.
PROS | 2022 Proxy Statement | Page 7

EXECUTIVE COMPENSATION PROGRAM
Our executive compensation program is designed with sound compensation policies and practices that align the compensation of our named executive officers (NEOs) with our stockholders’ interests. Our Compensation and Leadership Development (CLD) Committee believes that a well-functioning executive compensation program should reward executives for Company out-performance and that incentives should pay out at reduced levels or zero when Company performance is not achieved. Upon review, the CLD Committee (and our third party compensation consultants) have concluded that our executive compensation program is well aligned with these pay for performance tenets.
The overall design of our compensation program, consisting of three primary components (base salary, cash incentive and long-term equity awards), remained consistent year-over-year. Our CLD Committee made no changes to our NEOs' base salaries or cash incentive targets for 2021 as compared to 2020. For the 2021 NEO cash incentive program, the CLD Committee focused on improving profitability by adding improvement in Company free cash flow along with improvement in ARR, a core top-line Company metric. Half of our CEO's target equity grant value was delivered in performance-based Market Stock Units (MSUs) and half in time-based RSUs. Recognizing that in the midst of the COVID-19 pandemic, establishing multi-year Company performance targets for long-term equity awards was challenging, the CLD Committee chose to use relative stockholder return as the performance metric for the performance-based equity awards granted in 2021, where attainment is based on the Company's total stockholder return (TSR) versus the return of the Russell 2000 Index over a three-year performance period.
The Company's 2021 bonus plan performance goals were established in February 2021 and no adjustments or discretion were applied. The Company's performance against these preset goals led to a cash bonus payout of 115.4% of target. The above target bonus payout was aided by two strong performance indicators in 2021: solid improvement year-over-year in our free cash flow, which had a 40% weighting in the 2021 cash bonus plan, and a return to a customer gross retention rate well above 90%, which impacted our ARR performance, which had a 60% weighting in the plan.
The CLD Committee increased the target equity grant value for our NEOs in January 2021 in response to material increases in market equity compensation benchmarks and to continue to strongly align our NEOs' compensation with stockholders. These $100,000 to $500,000 increases in target equity award amounts, combined with the accounting fair market value calculation for market stock units (MSUs) drove the increases in year-over-year equity compensation values presented in the Summary Compensation Table. However, the 2021 MSUs, which have a three-year performance period, are currently tracking for a 0% of target earnout, and for any 2021 MSUs to be earned, the Company's TSR must outperform the Russell 2000 Index over the remaining performance period.
Company Performance and CEO Pay
Our CEO's target compensation has remained similar over multiple years and decreased for 2022.

CEO Intended Target Pay
$6M
$4M
$2M
$0M
$5,752,500
$2,325,000
$2,325,000
$577,500
$525,000
$6,384,000
$2,625,000
$2,625,000
$594,000
$540,000
$6,784,000
$2,825,000
$2,825,000
$594,000
$540,000
$6,634,000
$2,750,000
$2,750,000
$594,000
$540,000
2019
2020
2021
2022
Base
Bonus Target
Time Based Equity
Performance Equity

PROS | 2022 Proxy Statement | Page 8

The economic impact of the pandemic continued to adversely affect our CEO's actual compensation. Including restricted stock unit (RSU) equity awards, which change in value based on share price movement, more than 92% of our CEO’s 2021 total target compensation is at risk. While our CEO compensation reported in the Summary Compensation Table increased in 2021, compensation should be viewed with a multi-year lens, as performance-based equity is reported in the Summary Compensation Table at grant date fair value, but the compensation actually received depends on multiple factors, including our actual performance over the multi-year performance period and the share price at vesting and ultimate sale. For example, our CEO did not receive 48% of his target compensation for 2020, as his 2020 performance-based equity was not earned, and the 2020 bonus was below target. Our CEO's 2021 performance-based equity is currently not on pace to be earned, and if this performance continues over the remainder of the 3-year performance period, our CEO will not receive 40% of his target compensation for 2021.
Our stock experienced unique headwinds from market forces in 2021. Our total stockholder return for 2021 was -32% and -42% over a two-year period, and was affected by both the travel and technology industries:

Travel Impact
The overall downturn in the travel industry due to the COVID-19 pandemic impacted our stock. For example, the ARCA Airline Index (NYSE: AXGAL) had a -26% two-year return through December 31, 2021. Sabre Corporation and Amadeus, technology providers that directly compete against a portion of our airline products, had a -61% and -17% two-year return, respectively, through December 31, 2021.

Tech Impact
In mid-2021, technology and SaaS stocks began to be adversely impacted by inflation and other economic headwinds. For example, the WisdomTree Cloud Computing Fund (NASD: WCLD) had a -7% return for the second half of 2021. More notably, from our peer group used for benchmarking our CEO's 2021 compensation, three-fourths of the companies that remained public at the end of 2021 had negative shareholder return in 2021.

Our profitability metric significantly improved in 2021 and our CEO earned an above target cash incentive.

2021 Cash Incentive
Our CEO's 2021 bonus was earned per the formula at 115.4% of target due to (a) free cash flow improving 62% year-over-year, well above the preset target of 42% improvement, and (b) ARR improving year-over-year, slightly above the minimum preset threshold target. Our CEO has earned 70% of his aggregate target bonus for 2020 and 2021 combined.

Our CEO's performance-based equity awards, representing a significant amount of his pay, are operating as designed and align our CEO's actual compensation to Company performance and stockholders' interests. The multi-year impact of COVID-19 on our business has significantly impacted our CEO's compensation. For 2020, our CEO earned 4% of his targeted performance-based compensation. For 2021, if the 2021 MSUs are not earned as described below, our CEO would earn 20% of his targeted performance-based compensation.

Incentive Award	Performance
2019 Equity
PRSUs awarded in 2019 (2019 PRSUs) were earned per the formula, at 79% of target due to total recurring revenue performance below target in 2020. These awards, earned below target, vested in early 2021.

2020 Equity
PRSUs awarded in 2020 (2020 PRSUs) were not earned per the formula, due to total recurring revenue performance below target in 2021. Despite no actual compensation received by our CEO from this award, this award reflects $2.1 million of Mr. Reiner's compensation in the 2020 row of the Summary Compensation Table.

2021 Equity
MSUs awarded in 2021 (2021 MSUs) are earned based on our TSR from January 1, 2021 through December 31, 2023 as compared to the Russell 2000 Index. This award reflects $3.3 million of Mr. Reiner's compensation in 2021. However, if the performance period had ended on December 31, 2021, no actual compensation would have been earned because our TSR relative to the Russell 2000 Index was below the minimum preset target threshold at that time. As a result of this underperformance, our TSR must outperform the Russell 2000 Index over the remaining two years of the performance period for any 2021 MSUs to be earned.

Our CEO's personal interests are aligned with stockholders' interests. Our CEO holds a significant amount of PROS stock which was accumulated over his 23 years with PROS. While the number of shares of PROS stock our CEO owns increased by 16% in 2021 due to vesting of certain equity awards, the aggregate value of his PROS stock declined 21% due to PROS stock price declining in 2021. In addition, the value of his unvested equity awards are directly impacted by our stock price performance. For more information on our CEO's stock ownership and value of his unvested equity awards, see Security Ownership and Outstanding Equity Awards at Fiscal Year End table.
Our CEO compensation plan is effective and operating as designed, and our CEO's interests are aligned with stockholders' interests.
For a detailed discussion of our executive compensation program, see Compensation Discussion and Analysis.
PROS | 2022 Proxy Statement | Page 9

CORPORATE GOVERNANCE
Our Board and corporate governance structure is designed to assure that the long-term interests of our stockholders are being served. To satisfy the Board’s duties, directors are expected to take a proactive approach to overseeing our CEO and other senior management to ensure that PROS is committed to business success while maintaining high ethical standards.

Board and Committee Oversight in 2021

	2021 Focus Areas	Typical Board Meeting Process
✓	Strategy and M&A, including the acquisition of EveryMundo	Before the meeting	Prep meetings with management, auditors and outside advisors
✓	Business Performance
✓	Human Capital Management	Day 1	Board committee meetings and full Board meeting (including reports from each committee chair)
✓	Enterprise Risk Management
✓	Cybersecurity	Day 2	Full Board meeting, followed by an executive session
✓	Impact of COVID-19
✓	Talent Acquisition, Retention and Development	After the meeting	Management follow up to discuss and respond to Board requests
✓	Oversight of ESG efforts
✓	Diversity and Inclusion
✓	Director Refreshment
Audit Committee

2021 Focus Areas & Select Activities
✓	Reviewing management's proposed public disclosures and investor communications and recommending enhancements
✓	Overseeing the detailed audit plan and auditor budget
✓	Monitoring critical accounting and financial reporting matters
✓	Reviewing annual internal control assessments with internal and external auditors
✓	Reviewing with management and external advisors the status of open tax matters and future tax strategies
✓	Reviewing with management the annual risk assessment
✓	Cybersecurity
Compensation and Leadership Development (CLD) Committee

2021 Focus Areas & Select Activities
✓	Human Capital Management
✓	Monitoring COVID-19 impact on existing programs
✓	Updating peer group and developing NEO compensation program for 2022
✓	Reviewing acquisition, retention and succession plans for critical talent
✓	Monitoring equity plan usage
✓	Administering the Company's equity plans
✓	Reviewing and approving inducement grants for the acquisition of EveryMundo
Nominating and Corporate Governance (NCG) Committee

2021 Focus Areas & Select Activities
✓	Director refreshment, including identifying, recruiting and onboarding a new director
✓	Reviewing director Committee assignments and Committee leadership
✓	Overseeing annual performance evaluation of Board, Committees and individual directors
✓	Reviewing Code of Conduct, Governance Guidelines and Bylaws
PROS | 2022 Proxy Statement | Page 10

Diverse Board Representation

33%	44%	66%

Women	<3 years tenure	Women and/or from underrepresented communities

Composition of the Board of Directors
The Board is led by our independent non-executive chairman, Mr. Russell. The Board’s current preferred governance structure is to have an independent director serve as chairman. We believe the current structure provides strong leadership for our Board and ensures independent oversight over the Company, while also positioning our Chief Executive Officer (CEO) as the leader of the Company.

The Board has determined that the following directors have no relationships with us that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director, and as such are "independent" under NYSE listing standards and federal securities laws as of December 31, 2021: Messrs. Dominguez, Jourdan, Petersen, Russell, and Williams and Mses. Hammoud, Lesjak and Woestemeyer. All Board committees are comprised entirely of independent directors. Ms. Mariette M. Woestemeyer, a Class I director, has informed the Board of her intention to retire from the Board effective as of the Annual Meeting.

The Board has standing Audit, CLD and NCG Committees. Each Committee has a written charter, which can be found under the Investor Relations section of our website at ir.pros.com. Our Board has determined that each member of the Audit Committee qualifies as "financially literate" within the rules of the NYSE and that three members of the Audit Committee, Messrs. Williams and Petersen and Ms. Lesjak, qualify as an Audit Committee financial expert within the meaning of the SEC regulations. Each member of our CLD Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (Exchange Act), and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code (Code). The following table provides additional information regarding our director nominees:

Name	Age	Director Since	Class	Independent	AC	CC	NCG	Other Public Company Boards
Carlos Dominguez	63	2020	III	Yes	M			Sprinklr; The Hartford

Catherine Lesjak	63	2020	III	Yes	M		M	General Electric; SunPower

Andres Reiner	51	2010	III	No				Paylocity

PROS | 2022 Proxy Statement | Page 11

Corporate Governance Practices
The Board of Directors has adopted corporate practices and policies that promote excellence in corporate governance. Our corporate governance practices are designed to assure that the long-term interests of stockholders are being served. Key corporate governance policies and practices include:

Independent Oversight	•All non-employee directors are independent.
•All Board committees are comprised entirely of independent directors.
•Our Board holds regular executive sessions of independent directors.
•Our Board has an independent non-executive Chairman.
•Charters of each of the committees of the Board clearly establish the committees’ respective roles and responsibilities.

Stock Ownership Guidelines	•Strong ownership guidelines for directors and NEOs. See Compensation Discussion and Analysis - Governance and Other Considerations below.

Accountability	•Clawback policy that applies to all cash and equity awards.
•Anti-hedging, anti-short and anti-pledging policies.
•Our director resignation policy requires director nominees who do not receive at least 50% of the stockholder votes “for” re-election to tender their resignation.
•Directors may not serve on more than four other public company boards; directors who serve as CEOs should not serve on more than two other public company boards.

Ethics	•Code of Business Conduct and Ethics annually affirmed by all employees.
•Reporting hotline available to all employees, and PROS Audit Committee has procedures in place for the anonymous submission of employee complaints.

Stockholder Communication
•We proactively engage with stockholders throughout each year, including at earnings conference calls, investor road shows and investor days, as well as at individual stockholder meetings. We also welcome stockholders to attend our annual OutPerform event for customers and prospects.

•Annual “Say-on-Pay” advisory vote on our executive compensation program.

Board Refreshment	•Reviewed regularly, with 4 new directors added since 2020.

Board Performance Evaluations	•Annual board, committee and individual director performance evaluations, led by our non-executive Chairman.

Diversity	•33% of our Board of Directors are women and 44% are from diverse ethnicities.

Education	•Directors regularly attend continuing education events related to board governance best practices, including conferences and webinars provided by the NYSE, NACD and Equilar, among others.

Succession Planning	•Annual review of executive succession planning.
More information regarding our corporate governance is available under the Investor Relations section of our website at ir.pros.com, which also includes our corporate governance policies, our Code of Business Conduct and Ethics, and the charter for each committee of the Board.

Risk Management
The Board oversees our risk management process and programs. Management reviews the process, including identification of key risks and steps taken to address them, with the full Board at least on an annual basis. The Audit Committee, the CLD Committee and the NCG Committee assist the Board in discharging its oversight duties. The Audit Committee considers risks related to the subject matters enumerated in its charter, including risks relating to internal controls, disclosure, financial reporting and cybersecurity.

The CLD Committee reviews risks related to the subject matters enumerated in its charter, including risks associated with our compensation programs. Similarly, the NCG Committee considers risks related to the subject matters for which it is responsible as identified in its charter, including risks associated with corporate governance. Accordingly, while each of the three committees contributes to the risk management oversight function by assisting the Board in the manner outlined above, the Board remains responsible for the oversight of our risk management.
PROS | 2022 Proxy Statement | Page 12

ESG Oversight
The Board oversees our ESG programs, including ongoing engagement with senior executives on key matters including cybersecurity, diversity, sustainability and governance practices. Our Chief People Officer leads our social investments and champions our commitment to ESG performance and transparency. The Audit Committee oversees our strategies and initiatives related to cybersecurity. The NCG Committee oversees our policies and programs concerning ESG matters, including review of our Sustainability Policy in early 2022. The CLD Committee oversees the development and implementation of our practices, strategies and policies used for recruiting, managing and developing employees (human capital management). These practices, strategies and policies focus on diversity and inclusion, leadership development, workplace environment and safety, and corporate culture. In addition, the full Board receives updates and progress on ESG matters from management, and Mr. Jourdan meets with our Chief People Officer outside of regularly scheduled Board meetings to review ESG matters. For more information on ESG matters, see our ESG Report (available at: ir.pros.com). Our ESG Report is not incorporated by reference into this proxy statement.

Cybersecurity Oversight
Our Board oversees the senior management team’s efforts to address cybersecurity and data privacy risks, and annually reviews cyber risk mitigation and transfer efforts, including review of our cybersecurity insurance coverage. To provide even more focused oversight and guidance as part of our continuing evolution of our cybersecurity program, the Audit Committee amended its charter in 2021 to explicitly add oversight of issues related to cybersecurity risks. The Audit Committee annually reviews our overall risk profile with respect to cybersecurity matters. The Audit Committee also reviews quarterly reports by our Head of Information Security and Cyber Security on a range of cybersecurity activities, including cybersecurity threats and risks, security effectiveness, compliance efforts (such as the results of annual cybersecurity training required for all employees), benchmarking, incident response and planned initiatives. Ms. Hammoud also meets with our Head of Information Security and Cyber Security outside of regularly scheduled Board meetings to review cybersecurity matters.

Board Governance

Our non-executive chairman, among other responsibilities, oversees the planning of the annual Board calendar, and, with our CEO, in consultation with the other directors, schedules and sets the agenda for meetings of the Board and leads the discussion at such meetings, serves as a liaison between the CEO and the independent directors, leads executive sessions of our Board, and performs such additional duties and responsibilities as requested by the Board from time to time. Executive sessions of the independent directors of the Board are scheduled during each regularly scheduled in-person Board meeting. Our non-executive chairman provides feedback to our CEO, as needed, promptly after the executive session.

Board Performance Evaluation Process. Our Board recognizes that a robust and constructive performance evaluation process is an essential component of Board effectiveness. Our Board conducts annual performance evaluations that are intended to determine whether the Board, each of its committees, and individual Board members are functioning effectively, and to provide them with an opportunity to reflect upon and improve processes and effectiveness. Our NCG Committee oversees this annual process, which is led by our non-executive chairman. As part of this process, each Board member completes written assessments of Board and Committee effectiveness and performance, and our non-executive chairman conducts one-on-one discussions with each Board member to obtain their assessment of the effectiveness and performance of individual Board members. A summary of the results of these assessments are presented to the NCG Committee identifying any themes or issues that have emerged. The results are then reported to the full Board, which considers the results and ways in which Board processes and effectiveness may be enhanced. Our Board is also implementing an additional process in 2022 to have Board members complete written assessments on individual Board member effectiveness and performance.

Board Refreshment. Our Board recognizes that regularly evaluating Board refreshment is also an important component of Board effectiveness. The NCG Committee and the Board are focused on identifying individuals whose skills and experiences will enable them to effectively contribute to the Board. Following the annual Board performance evaluation described above, and as part of its consideration of director refreshment, the NCG Committee reviews the appropriate skills and characteristics required of Board members such as business experience, viewpoints and personal background, and diversity of skills in technology, finance, marketing, international business, financial reporting and other areas. The NCG Committee also continually evaluates committee appointments (or membership) and leadership and opportunities for effective rotation. For example, we currently plan for Ms. Lesjak to assume the role of Chair of the Audit Committee following the Annual Meeting. Mr. Williams, the current Audit Committee chair, has served in this role for the past 14 years. He will continue to serve on the Audit Committee. Additionally, due to the global nature of our business and our customers, the Board believes it is important that the Board include individuals with diversity of race, ethnicity, gender, sexual orientation, age, education, cultural background, and professional experiences, and those factors are considered in evaluating board candidates in order to provide practical insights and diverse perspectives. Based on these assessments, the Board has added four new directors since 2020, including our newest Board member, Mr. Jourdan who was appointed following the recommendation of the NCG Committee in June 2021. For more information on the skills and experience of Mr. Jourdan, see Our Board of Directors, and for more information on the qualifications, skills and attributes of our Board nominees, see Director Qualifications, Skills and Attributes in this Proxy Statement.
PROS | 2022 Proxy Statement | Page 13

Accountability
Code of Business Conduct and Ethics. Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees. Our Code of Business Conduct and Ethics is available under the "Investor Relations" section of our website at ir.pros.com.

Director Resignation Policy. Our Board has adopted a director resignation policy. Under this policy in an uncontested election of directors, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election must promptly tender his or her resignation to the NCG Committee. The NCG Committee will promptly consider all relevant factors including, without limitation, (a) the stated reasons why votes were withheld from such director; (b) any alternatives for curing the underlying cause of the withheld votes; (c) the tenure and qualifications of the director; (d) the director’s past and expected future contributions to the Company; (e) our Corporate Governance Guidelines; and (f) the overall composition of the Board, including whether accepting the resignation would cause the Company to fail to meet any applicable SEC or NYSE requirement. The NCG Committee will recommend to the qualified independent directors the action to be taken with respect to such offered resignation, and the qualified independent directors will act on the NCG Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting in which the election occurred. If a majority of the members of the NCG Committee received a greater number of votes “withheld” from their election than votes “for” their election at the same election, then the remaining qualified independent directors on the Board will consider the matter directly or may appoint a committee of the Board amongst themselves solely for the purpose of considering the tendered resignations and making the recommendation to the Board whether to accept or reject them.

Stock Ownership Guidelines. Our Board has adopted stock ownership guidelines for our NEOs and directors that are designed to align our NEOs’ and directors' interests with our stockholders’ interests by promoting long-term share ownership, which reduces the incentive for excessive short-term risk taking and further increases our NEOs’ and directors' alignment with stockholder interests. These guidelines require our CEO to hold shares of our stock worth at least six times his annual salary, other NEOs to hold shares of our stock worth at least two times their annual salary, and each non-employee director to hold shares of our stock worth at least five times the director's annual retainer. New directors are expected to achieve their ownership threshold within six years after joining our Board. New NEOs are expected to achieve their ownership threshold within five years from the date of hire or promotion. As of December 31, 2021, each of our NEOs and directors were in compliance with the applicable guidelines.

Prohibition Against Hedging, Short-Sale, Pledging and Repricing Underwater Stock Options. We have implemented both anti-hedging and anti-pledging policies, as well as a prohibition on participating in short sales of our stock, to ensure that our executives’ stock remains at-risk. Our Insider Trading Policy, which applies to all employees, including officers and non-employee directors, specifically prohibits short sales of our securities, transactions in puts, calls or other derivative securities involving our stock, hedging or monetization transactions (including but not limited to zero-cost collars, prepaid variable forwards and equity swaps), and holding our securities in a margin account or pledging our securities as collateral for a loan. Our Amended and Restated 2017 Equity Incentive Plan (2017 Plan) also prohibits repricing, repurchase or exchange of underwater stock options without stockholder approval.

Compensation Committee Interlocks and Insider Participation. No member of our CLD Committee and none of our executive officers has any relationships that would constitute an interlocking relationship with executive officers and directors of any other entity.

Communication with Our Board

Stockholders or interested parties who wish to communicate with members of our Board may send correspondence to them in care of our Corporate Secretary at 3200 Kirby Drive, Suite 600, Houston, Texas 77098. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by our Board due to the nature or volume of the correspondence. Communications that are intended specifically for the non-executive chairman of the Board may also be sent to the street address noted above, to the attention of the non-executive chairman of the Board.

Role of the Board of Directors

Our Board oversees our CEO and other senior management to assure that the long-term interests of stockholders are being served. Our Board currently consists of nine members, divided into three classes, with each class serving for a staggered three-year term. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. Our Board believes that our classified board structure aligns the Board with the Company’s long-term interests and allows for stable and informed oversight, providing institutional perspective both to management and other directors. Our Board has adopted formal Corporate Governance Guidelines to ensure that it has the practices in place to review and evaluate our business operations as needed, to make decisions independent of our management, and to align the interests of directors and management with the interests of our stockholders.

PROS | 2022 Proxy Statement | Page 14

In 2021, our Board met 4 times and acted via unanimous written consent 3 times, the Audit Committee met 10 times and acted via unanimous written consent 2 times, the CLD Committee met 5 times and acted via unanimous written consent 4 times, and the NCG Committee met 4 times and acted via unanimous written consent one time. Each current director who served as a director in 2021 attended at least 75% of the meetings of our Board and the Committees on which he or she served during 2021. The Board encourages all directors to attend annual meetings of the stockholders. All incumbent directors, except for Mr. Jourdan who joined the Board in June 2021, attended the 2021 meeting of stockholders which was held virtually.
Audit Committee
The Audit Committee assists the Board in oversight and monitoring of:

•our accounting and financial reporting processes and the audits of our financial statements:
•our independent auditors, including their qualifications, engagement, performance and independence;
•the results of the annual audit and the independent auditor’s review of our annual and quarterly financial statements and reports, including discussions with independent auditors without management present;
•press releases regarding our financial results and any other financial information and earnings guidance provided;
•matters that have a significant impact on our financial statements;
•the scope, adequacy and effectiveness of our internal control over financial reporting and disclosure controls;
•our internal auditors;
•tax matters and tax strategies;
•risk management, including financial accounting, investment, capital structure, tax, business continuity and cybersecurity matters;
•procedures for complaints for employees to submit concerns anonymously about questionable accounting, internal control or auditing matters; and
•all material related-party transactions that require disclosure.

Compensation and Leadership Development Committee
The CLD Committee discharges the responsibilities of our Board relating to the compensation and benefits for our executive officers and directors, including:

•reviewing and approving the compensation arrangements for our executive officers and directors;
•reviewing and approving corporate performance goals and objectives relevant to such compensation;
•administering our equity incentive plans;
•reviewing our compensation discussion and analysis and CLD Committee report required by the rules of the SEC;
•engaging with a third-party independent advisor to assist in evaluating our executive compensation program;
•providing oversight on the overall leadership development program throughout the Company; and
•overseeing succession planning for executive officers jointly with the NCG Committee.

Nominating and Corporate Governance Committee
The NCG Committee assists the Board in:

•identifying qualified candidates to become directors and considering the nomination of our incumbent directors for reelection;
•evaluating stockholder nominations of candidates for election to our Board;
•reviewing our general policy relating to selection of director candidates and members of committees of our Board, including an assessment of the performance of our Board;
•reviewing and making recommendations to our Board regarding corporate governance principles and policies;
•reviewing periodically our environmental and corporate social responsibility policies and practices; and
•overseeing succession planning for executive officers jointly with the CLD Committee.

The NCG Committee has the responsibility for establishing the criteria for recommending which directors should stand for reelection to our Board and the selection of new directors to serve on our Board. Although the NCG Committee has not formulated any specific minimum qualifications for director candidates, it has determined desirable characteristics including, but are not limited to, business experience, mature judgment, leadership, personal and professional ethics, diversity and integrity. We do not have a formal policy with respect to consideration of diversity in identifying director nominees; however, in the process of selecting a director nominee, the NCG Committee assesses backgrounds, diversity and expected contributions of the individuals to the Board.

PROS | 2022 Proxy Statement | Page 15

OUR BOARD OF DIRECTORS
Our Board consists of a diverse group of highly qualified leaders in their respective fields. Most of our directors have senior leadership experience at major domestic and multinational technology companies. In these positions, they have gained significant and diverse experience, including strategy, finance, sales and marketing, risk management, public company financial reporting, compliance and leadership development. They also have public company experience serving as executive officers, or on boards of directors and board committees, and have an understanding of corporate governance practices and trends. The Board believes the experience, expertise and other attributes of our directors provide PROS with a diverse range of perspectives to provide oversight and represent the best interests of our stockholders. Among our nominees for election to the Board and continuing directors, three self-identify as women and three self-identify as individuals from underrepresented communities (meaning, an individual who self-identifies as Black, Hispanic, Latino, Asian, Pacific Islander or Native American).

Directors and Director Nominees

William Russell	Andres D. Reiner
Non-Executive Chairman of the Board	(Nominee)
NCG Committee Chairman	President and
CLD Committee	Chief Executive Officer

Mr. Russell, 70, serves on the board of directors at Accesso Technology Group PLC (OTCMKTS:LOQPF).
Mr. Russell previously served in a variety of roles on both public and private technology company boards and previously served on the boards of SABA Software, Inc. (from January 2010 to March 2015), webMethods and Cognos. Mr. Russell held a number of senior-level roles in his more than 20 years at Hewlett-Packard, including Vice President and General Manager of the multi-billion-dollar Enterprise Systems Group. Mr. Russell holds a Bachelor of Science in Computer Science from Edinburgh University and has completed several executive development programs from institutions including Harvard Business School and INSEAD.
As a result of leading Hewlett-Packard’s substantial software business and his public company board experience, Mr. Russell brings to the Board his broad knowledge of large-scale software operations, including sales, marketing, development, finance, strategic planning and leadership, and corporate governance.

Mr. Reiner, 51, serves as our President and Chief Executive Officer, a position he has held since November 2010.
From 1999 to 2010, Mr. Reiner held a series of positions with successively increasing responsibility, including Senior Vice President of Product Development and Executive Vice President of Product and Marketing. Prior to becoming our President and Chief Executive Officer, he was responsible for global marketing and alliances, product management, science research, and development of our next generation software products. Mr. Reiner was also instrumental in our transition to a cloud business. Mr. Reiner has served on the board of directors of Paylocity Holding Corporation (NASD: PCTY) since September 2014 and serves on their Compensation and Nominating and Governance committees.
Mr. Reiner holds a Bachelor of Science in Computer Science with a minor in Mathematics from the University of Houston.
As a result of his more than 20 years of experience with PROS, Mr. Reiner has familiarity with all of our key day-to-day operations, in-depth experience in and knowledge of the development of our products, services and the markets in which we compete, and has leadership, management, strategy, corporate development, risk management and operating experience.

PROS | 2022 Proxy Statement | Page 16

Mr. Dominguez, 63, has served as Vice-Chairman and Chief Evangelist of Sprinklr, Inc. (NYSE: CXM) since December 2019. He has served as a director of Sprinklr since 2011.

He served as President of Sprinklr from 2015 to 2019 and as Chief Operating Officer from 2015 to 2018. He also serves on the board of directors of The Hartford Financial Services Group, Inc. (NYSE: HIG) and serves on the Compensation & Management Development and Nominating & Corporate Governance committees of Hartford's board. He also served on the board of directors of Medidata Solutions, Inc. (NASD: MDSO) from 2009 until its acquisition by Dassault Systemes in 2019. From 1992 to 2015, Mr. Dominguez held a variety of roles at Cisco Systems, Inc., including SVP, Worldwide Service Provider Operations (2004 to 2008) and SVP, Office of the Chairman and CEO (2008 to 2015).

Mr. Dominguez brings to the Board his extensive business and leadership experience in technology and software companies, including experience in sales, marketing, strategy, governance, compensation planning and mergers and acquisitions.

Carlos Dominguez
(Nominee)
Audit Committee

Ms. Hammoud, 50, has served as Executive Vice President of Products at Coupa Software Incorporated (NASD: COUP) since 2019.

She served as Senior Vice President of Products at Coupa from 2017 to 2019 and as Vice President of Product Marketing and Management from 2014 to 2017. Prior to joining Coupa, Ms. Hammoud directed product marketing for Adobe System’s (NASD: ADBE) business process management business and held a product development management role at webMethods. Ms. Hammoud earned a B.S. in Computer Science with high distinction from the American University of Beirut, Lebanon.

Ms. Hammoud brings to the Board her extensive technology industry experience, including her experience in product marketing, software development and product portfolio strategy.

Raja Hammoud
CLD Committee

Mr. Jourdan, 64, retired from Chevron (NYSE: CVX) in 2021, after having served as Chevron's Chief Diversity and Inclusion Officer from 2018 to 2021 and Senior Management Sponsor from 2015 to 2018. In his more than 18-year career at Chevron, Mr. Jourdan served in a variety of management roles, including as Vice President, Commercial and Business Development for each of the IndoAsia and Asia South regions.

Prior to Chevron, Mr. Jourdan served in management, business development, trading and engineering roles at El Paso Energy, PG&E and Dominion Energy. As a graduate of the US Military Academy at West Point, Mr. Jourdan was commissioned as an officer in the US Army, obtaining the rank of Captain prior to entering the private sector. Mr. Jourdan currently serves on the board of SEARCH Homeless Services, a non-profit organization.

An author and frequent public speaker, Mr. Jourdan brings to the Board his substantial international commercial and business development, mergers and acquisitions, risk management and diversity, equity and inclusion experience at a global, Fortune 10 company.

Leland T. Jourdan
CLD Committee

Ms. Lesjak, 63, retired from HP, Inc. (NYSE: HPQ), formerly Hewlett-Packard Company (HP) in March 2019, serving as HP's interim Chief Operating Officer from 2018 to 2019, after having served as Chief Financial Officer from 2007 to 2018.

In addition, Ms. Lesjak served as interim Chief Executive Officer of HP from August 2010 through October 2010. During her 32-year careeer at HP, Ms. Lesjak held a broad range of financial leadership roles, including Senior Vice President and Treasurer and other financial operations and controller roles. Ms. Lesjak has a bachelor’s degree in biology from Stanford University and a master of business administration degree in finance from the University of California, Berkeley.

Ms. Lesjak serves on the board of directors of SunPower (NASD: SPWR) where she serves as Chair of the Audit committee and member of the Compensation committee and General Electric Company (NYSE: GE) where she serves on the Audit and Governance & Public Affairs committees.

An audit committee financial expert, Ms. Lesjak brings to the Board extensive experience as the chief financial officer of a major corporation, with significant presence in both the business-to-consumer and business-to-business markets, including extensive experience in strategic business planning and execution, financial oversight, corporate development and public company governance.

Catherine Lesjak
(Nominee)
Audit Committee

PROS | 2022 Proxy Statement | Page 17

Mr. Petersen, 59, has served as president of Brookview Capital Advisors since 2016. He currently serves on the board of directors of the following public companies: Aterian, Inc. (NASD: ATER) where he serves as Chairman of the Audit committee, and Plus Therapeutics, Inc. (NASD: PSTV) where he serves as Chairman of the Audit committee and a member of the Compensation committee.

Mr. Petersen previously served on the board of directors of Diligent Corporation (2013 to 2016) and Piksel, Inc. (2012 to 2017). Mr. Petersen served as the chairman of the audit committee at Diligent and Piksel, and as an advisory board member at Synthesio. From 2014 to 2015, he served as Executive Vice Chairman at Diligent Corporation. Mr. Petersen previously served as Chief Financial Officer for CBG Holdings, Lombardi Software, Inc. (which was sold to IBM in 2010), and Activant Solutions, Inc. Mr. Petersen previously served in executive roles with Trilogy Software and RailTex. Mr. Petersen began his career with American Airlines, Inc. (NASD:AAL), including serving as managing director of corporate development where he led a project to create Sabre Holdings, Inc. (NASD:SABR) and complete its IPO. Mr. Petersen holds a Bachelor of Arts in Economics from Boston College and a Master of Business Administration from the Fuqua School of Business at Duke University.

An audit committee financial expert, Mr. Petersen brings to the Board his business and leadership experience in software companies, merger and acquisition experience, and extensive financial planning, accounting, governance, compensation planning and risk management knowledge.

Greg B. Petersen
CLD Committee Chairman
Audit Committee

Mr. Williams, 73, has served on the board of directors and as chairman of the Audit committee of ChannelAdvisor Corporation (NYSE: ECOM) since 2012. He also serves on the board of directors of PointClickCare Corp., a privately held company.
Mr. Williams previously served on the board of directors and as chairman of the audit committee of Halogen Software, Inc. (TSE: HGN) (April 2011 to May 2017). Mr. Williams served as Senior Vice President and Chief Financial Officer of Blackbaud, Inc. (NASD: BLKB), a provider of software and services to non-profit organizations, from January 2001 until his retirement in November 2011. Mr. Williams previously served as Executive Vice President and Chief Financial Officer of both Mynd Corporation (now a subsidiary of Computer Sciences Corporation), and Holiday Inn Worldwide, a subsidiary of Bass PLC. Mr. Williams holds a Bachelor of Arts in business from the University of Northern Iowa.
An audit committee financial expert, Mr. Williams has extensive financial, business, management and public software company expertise. Through his experience as a chief financial officer at three different companies, including two software and services firms, Mr. Williams brings to the Board extensive knowledge of accounting, risk management, general management of software companies and public company reporting requirements and processes.

Timothy V. Williams
Audit Committee Chairman
NCG Committee

Mrs. Woestemeyer, 70, co-founded PROS in 1985 with her husband, Ronald Woestemeyer. She has served as a director of PROS since 1985. Mrs. Woestemeyer has notified the Board that she will be retiring from the Board as of the Annual Meeting.

Mrs. Woestemeyer was previously the Chief Financial Officer of Metro Networks, a broadcasting company, from 1983 to 1985 and held various financial roles with Continental Airlines and its predecessor, Texas International Airlines, prior to 1983. Mrs. Woestemeyer holds a Bachelor of Business Administration and a Master of Business Administration from the University of Houston.

As co-founder of PROS, Mrs. Woestemeyer brings to the Board continuity and history of current and past management and direct relevant industry experience. Mrs. Woestemeyer also has familiarity with all of our key operations as a result of serving as a director since our founding. Mrs. Woestemeyer also has experience as our Chief Financial Officer for many years and related operational expertise.

Mariette M. Woestemeyer
Co-Founder

PROS | 2022 Proxy Statement | Page 18

Director Qualifications, Skills and Attributes

The below table provides a summary view of the key experiences, expertise and other attributes of our continuing directors and director nominees as well as term of office information. A checkmark indicates a specific area of focus or experience on which the Board relies most. The lack of a checkmark does not mean the individual does not possess that qualification or skill.

Board Experience, Expertise or Attribute	Carlos Dominguez	Raja Hammoud	Leland Jourdan	Catherine Lesjak	Greg Petersen	Andres Reiner	William Russell	Timothy Williams	Mariette Woestemeyer
	(Nominee)			(Nominee)		(Nominee)
Accounting				✓	✓			✓	✓
Business Operations	✓	✓	✓	✓	✓	✓	✓	✓	✓
Cloud Software	✓	✓		✓	✓	✓	✓	✓
Finance				✓	✓			✓	✓
International	✓	✓	✓	✓		✓	✓		✓
Leadership	✓	✓	✓	✓	✓	✓	✓	✓	✓
M&A	✓	✓	✓	✓	✓	✓	✓	✓
Public Company/Governance	✓			✓	✓	✓	✓	✓
Risk Management	✓		✓	✓	✓			✓
Sales & Marketing	✓					✓	✓
Software Product Development		✓				✓
Travel Industry					✓	✓			✓

Race/Ethnicity
Black/African American			✓
Hispanic/Latin American	✓					✓
Asian	✓
Middle Eastern/North African		✓
Caucasian/White				✓	✓		✓	✓
Prefer not to disclose									✓

Other Public Boards
At March 22, 2022	2	—	—	2	2	1	1	1	—

Term of Service on PROS Board
Director Since	2020	2020	2021	2020	2007	2010	2008	2007	1985
Current Term Expires	2022	2024	2024	2022	2023	2022	2024	2023	2023
Class of Director	III	II	II	III	I	III	II	I	I

PROS | 2022 Proxy Statement | Page 19

PROPOSAL ONE
ELECTION OF DIRECTORS
What am I voting on?
Stockholders are being asked to elect three Class III director nominees to the Board for a three-year term.
Voting Recommendation:
The Board recommends voting “FOR” the election of each of the three Class III director nominees.
Three (3) directors are to be elected at the Annual Meeting. Our Board, upon the recommendation of the NCG Committee, has nominated Carlos Dominguez, Catherine Lesjak and Andres D. Reiner as Class III directors, each to hold office until the 2025 Annual Meeting and until their successor has been duly elected and qualified or until the earlier of their death, resignation or removal.
The Board is also composed of three Class I directors, whose terms expire upon the election and qualification of directors at the 2023 Annual Meeting, and three Class II directors, whose terms expire upon the election and qualification of directors at the 2024 Annual Meeting.
The Board knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named above.
Vote Required
In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the Annual Meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.
Directors are elected by a plurality vote of the votes cast by holders of our Common Stock entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not have any effect on this proposal. Accordingly, the two nominees who receive the highest number of properly executed “FOR” votes from the holders of Common Stock will be elected as directors.
The number of “withhold” votes with respect to a nominee will affect whether our Director Resignation Policy will apply to that individual. In accordance with our Director Resignation Policy, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to offer his or her resignation following certification of the stockholder vote. The NCG Committee would then consider whether to accept the resignation and make a recommendation to our independent directors as to the action to be taken with respect to the offer. For more information about this policy, see Corporate Governance - Accountability - Director Resignation Policy.
The NYSE broker discretionary rules prohibit banks, brokers and other intermediaries from voting shares held in their clients’ accounts on elections of directors unless the client has provided voting instructions. Therefore, if you hold your shares in street name, it is important that you cast your vote if you want it to count in the election of directors.
THE BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF THE THREE CLASS III DIRECTOR NOMINEES.

PROS | 2022 Proxy Statement | Page 20

DIRECTOR COMPENSATION

The CLD Committee periodically reviews non-employee director compensation taking into account various factors, including director responsibilities, peer group data and market practices. In the spring of 2021, Frederic W. Cook & Co., Inc. (FW Cook) provided an independent analysis, including peer group data, which was taken into consideration by the CLD Committee. For 2021, the CLD Committee approved a compensation structure for non-employee directors unchanged from 2020 and consisting of an equity award, annual cash retainer, and for certain leadership roles, a supplemental cash retainer. All cash retainers are paid quarterly in arrears. In 2021, each non-employee member of our Board serving as of the 2021 Annual Meeting received a target RSU award of $165,000, which will vest in full on the earlier of the 2022 Annual Meeting or May 12, 2022. Directors who joined the Board after the 2021 Annual Meeting received a pro rata award of RSUs which also vest in full on the earlier of the Annual Meeting or May 12, 2022. Each non-employee member of our Board received an annual cash retainer of $35,000 in 2021, pro rated for directors who joined the Board mid-year. The non-executive chairman of our Board received a supplemental cash retainer of $60,000 in 2021. In addition, each non-employee director serving as a chair or member of a standing committee of our Board received the following supplemental cash retainer(s):

Committee Role	Audit Committee	CLD Committee	NCG Committee
Member	$15,000	$15,000	$7,500

Chair	$30,000	$20,000	$10,000
We also reimburse our directors for reasonable out-of-pocket expenses incurred in connection with (i) their attendance at our Board and committee meetings and other Company meetings, and (ii) director continuing education programs, including participation in the NACD, of which the Company is a member.

2021 Director Compensation Table

The following table sets forth the compensation paid to our non-employee directors for service on our Board during 2021. Compensation for Andres D. Reiner our President and CEO is set forth in the Summary Compensation Table. Mr. Reiner does not receive compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Units ($) (1)	Total ($)
Carlos Dominguez	$50,000	$164,989	$214,989
Raja Hammoud	$50,000	$164,989	$214,989
Penelope Herscher (2)	$21,010	$—	$21,010
Leland T. Jourdan (3)	$29,121	$156,384	$185,505
Catherine Lesjak	$53,037	$164,989	$218,026
Greg B. Petersen	$70,000	$164,989	$234,989
William Russell	$120,000	$164,989	$284,989
Timothy V. Williams	$72,500	$164,989	$237,489
Mariette M. Woestemeyer	$35,000	$164,989	$199,989
(1)Represents the aggregate grant date fair value of equity awards granted in 2021 calculated in accordance with GAAP. For additional information about valuation assumptions for equity awards, refer to Note 14 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021. The May 12, 2021 grant of RSUs awarded to all non-employee directors serving as of conclusion of the 2021 Annual Meeting vest in full on the earlier of the 2022 Annual Meeting and May 12, 2022 and had a grant date fair value of $37.60. The June 1, 2021 grant of RSUs awarded to Mr. Jourdan vest in full on the earlier of the 2022 Annual Meeting and May 12, 2022 and had a grant date fair value of $44.63.
(2)Ms. Herscher's service on the Board ended on May 12, 2021.
(3)Mr. Jourdan joined the Board on June 1, 2021.

For information on the stock holdings of each director, see Security Ownership.

PROS | 2022 Proxy Statement | Page 21

EXECUTIVE OFFICERS

The following section sets forth our other NEOs and other significant employees of the Company, other than Mr. A. Reiner, their ages (immediately prior to the Annual Meeting), and the Company positions currently held by each such person:

Mr. Schulz, 55, oversees our accounting, financial planning and analysis, legal, treasury, facilities, investor relations, internal audit, tax and corporate development functions.
Mr. Schulz joined PROS in his current position in March 2015. Prior to joining us, Mr. Schulz served as Chief Financial Officer for Digital River, Inc., a global provider of cloud-based commerce, payments and marketing services, from July 2011 to February 2015. Mr. Schulz previously served in various roles, including as Senior Vice President, Chief Financial Officer and Chief Accounting Officer, with Lawson Software, an enterprise resource planning software company, from October 2005 to July 2011; in various finance and accounting roles at BMC Software, from 1993 to 2005, including as Vice President and Corporate Controller; and as an Audit Manager in the Enterprise Group with Arthur Andersen LLP. Mr. Schulz was instrumental in our transition to a cloud business.
Mr. Schulz holds a B.B.A. in Accounting from Lamar University.

Stefan B. Schulz
Executive Vice President
and Chief Financial Officer

Roberto Reiner served as our Executive Vice President and Chief Technology Officer from November 2019 through October 2021 when he stepped down from such role as part of his planned retirement. From November 1, 2021 until his retirement on March 1, 2022, Mr. R. Reiner assisted with the transition of his Chief Technology Officer duties and other special projects.

Leslie Rechan served as our Chief Operating Officer from May 2020 through January 2022. Mr. Rechan is no longer employed by PROS.

Other Significant Employees

Name	Age	Position
Surain Adyanthaya	57	President, Travel
Nikki Brewer	41	Chief People Officer
Scott Cook	54	Chief Accounting Officer
Ajay Damani	48	Executive Vice President, Engineering
Sunil John	48	Chief Product Officer
Katrina Klier	54	Chief Marketing Officer
Damian Olthoff	47	General Counsel and Secretary
Martin Simoncic	40	Chief Customer Officer
Craig Zawada	51	Chief Innovation Officer
PROS | 2022 Proxy Statement | Page 22

COMPENSATION AND LEADERSHIP DEVELOPMENT
COMMITTEE REPORT

The Compensation and Leadership Development Committee of the Board of Directors of PROS has reviewed and discussed the following Compensation Discussion and Analysis with management and FW Cook. Based on this review and discussion, we recommended to the Board, and the Board has agreed, that the following Compensation Discussion and Analysis be included in this Proxy Statement.

MEMBERS OF THE COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE

Greg B. Petersen (Chairman) | Raja Hammoud | Leland T. Jourdan | William Russell

COMPENSATION DISCUSSION AND ANALYSIS

PROS provides solutions that optimize shopping and selling experiences. Our solutions leverage AI, self-learning and automation to ensure that every transactional experience is fast, frictionless and personalized for every shopper, supporting both business-to-business and business-to-consumer companies across industry verticals. The ongoing COVID-19 pandemic continued to have a widespread impact on the global economy and our business in 2021, particularly as the virus continued to evolve and variants such as Delta and Omicron spread. We were encouraged by the increased availability of vaccines and reopening of markets. The travel industry began to recover in 2021, particularly for in-country travel, but remained well below pre-pandemic levels, particularly for international and business travel.

In 2021, despite the lingering headwinds from the impact of the pandemic, we continued to execute our strategy with operational discipline. While our total revenue was essentially flat in 2021 as compared to 2020, our subscription revenue grew 4%, we achieved greater than 93% gross customer revenue retention for the year and significantly improved our cash metrics. Our free cash flow, a key measure of our recovery and path to profitability, improved 62%, well above our target for the year.
This Compensation Discussion and Analysis describes our executive compensation program and the compensation paid to our NEOs:

Andres D. Reiner	Chief Executive Officer, President and Director
Stefan B. Schulz	Executive Vice President and Chief Financial Officer
Leslie Rechan	Former Chief Operating Officer
Roberto Reiner	Former Executive Vice President and Chief Technology Officer

In conjunction with his announced retirement plan, Mr. Roberto Reiner ceased serving as an executive officer at the end of October 2021 and retired from the Company in March 2022. The Company announced the elimination of the Chief Operating Officer role in January 2022, and Mr. Rechan is no longer employed by the Company.

PROS | 2022 Proxy Statement | Page 23

Our Compensation Philosophy
Our executive compensation program is designed to provide competitive pay enabling the Company to attract and retain high-caliber talent, to link pay to Company performance and to align the interests of our executives with those of our stockholders.

Competitive Pay
Rationale	Impact in 2021
To attract and retain high-caliber talent by setting compensation competitive with that paid to individuals holding comparable positions at other public companies with which we compete for business and talent. The Company does not target a specific percentile and reviews market data to check that compensation is generally in a market range and reflects the individual’s experience, performance and contribution.
At the time the CLD Committee made its 2021 executive compensation decisions, our leadership team's 2020 performance successfully navigating PROS through the unprecedented challenges of the impact of COVID-19 on the global economy, particularly the travel industry, was taken into consideration and NEO 2021 total compensation was targeted within a reasonable range of the median of our 2021 peer group. See the next section for a discussion of CEO actual compensation in 2021.

Pay for Performance
Rationale	Impact in 2021
Provide a compensation package that is weighted heavily towards performance-based pay to motivate high performance among our NEOs, with compensation levels reflecting the achievement of short- and long-term performance objectives.
Our performance against preset targets resulted in NEO bonus achievement at 115.4% of target for 2021. The impact of COVID-19 on Company revenue in 2020 continued to affect previously awarded performance-based equity: 79% of the 2019 PRSUs vested in early 2022, and no 2020 PRSUs were earned. Each of these awards were measured over a two-year performance period that included 2020. If the performance period for 2021 MSUs ended on December 31, 2021, no MSUs would have been earned as the Company would not have achieved the minimum vesting threshold. Because of this underperformance in the first year, for any 2021 MSUs to be earned, the Company's TSR must outperform the Russell 2000 Index over the remaining two years of the performance period.

Align the interests of our executives and stockholders
Rationale	Impact in 2021
Directly link rewards to the achievement of measurable financial objectives that build long-term stockholder value.	NEO bonus plan is based on growth targets established at beginning of period without discretion or adjustment. NEOs receive a mix of time-based and performance-based equity; one-half of the CEO's annual equity grant value is performance-based equity awards. We maintain robust stock ownership guidelines for our NEOs; our CEO continues to hold significant amount of PROS stock and the value of his holdings were impacted in 2021.

Executive Compensation Operating as Designed

Our CLD Committee believes that a well-functioning executive compensation program should reward executives for out-performance. Conversely, when performance is not achieved the program's incentive elements pay out at reduced levels, and in some cases result in no payout for that element.

At the time the CLD Committee set the 2021 executive compensation program, the CLD Committee approved aggressive NEO bonus performance goals for 2021 which required 5% ARR growth and a 42% improvement in free cash flow for target bonus payouts. 2021 saw improvement in the global economy, the beginning of recovery in the travel industry and overall willingness of companies across industries to engage in digital commerce initiatives as their business prospects demanded investments in pricing and digital commerce solutions. Our 2021 bonus ARR target was $220.0 million and we achieved $213.4 million (excluding the impact of acquisitions), slightly above the minimum amount required for partial payout on this metric. The return to gross customer retention rates above 90% contributed to the above minimum ARR performance. Our 2021 free cash flow target was a 42% improvement over 2020, and we achieved a 62% improvement, above the amount required for maximum payout on this metric. Thus, our NEO bonus payout for 2021 was 115.4% of target based on the pre-established formula, and no adjustments nor discretion were applied.

PROS | 2022 Proxy Statement | Page 24

Over the two years impacted by COVID-19, our CEO's bonus attainment funded 30% lower than target.

$1.5M
$1.0M
$0.5M
$0.0M
$1,188,000
$594,000
$594,000
$829,224
$685,476
$143,748
Bonus Target
Bonus Achieved
2020
2021

While Company performance was strong in 2021 and the cash incentive element of the executive compensation program reflects this, the financial impact of the pandemic affected our NEOs' equity incentives:

•The impact of COVID-19 on our recurring revenue in 2020 resulted in a 79% of target earnout for 2019 PRSUs. These PRSUs vested in early 2022. No discretion nor adjustments were made.
•Our 2020 PRSUs were based on two-year recurring revenue performance and were not earned at all.
•Approximately $2.1 million of our CEO's 2020 reported total compensation was attributable to the grant date fair value of his 2020 PRSUs. 2020 PRSUs actually delivered $0 to our NEOs, and no adjustments were made.
•Based in part on the unique headwinds from market forces affecting both the travel and technology industries, our negative TSR in 2021 lagged the performance of the benchmark (Russell 2000 Index) for the 2021 MSUs. If the performance period for the 2021 MSUs had ended on December 31, 2021, no MSUs would have been earned (and thus $0 in actual compensation would have been earned) because the Company's TSR relative to the Russell 2000 Index was below the threshold level.
•Approximately $3.3 million of our CEO's 2021 reported total compensation is attributable to the grant date fair value of his 2021 MSUs. Because of the underperformance in the first year of the performance period, for the 2021 MSUs to result in any actual compensation, our TSR must outperform the Russell 2000 Index over the remaining two years of the performance period.
•A significant portion of our customers are in the travel industry which have been negatively impacted on a much greater basis in the past two years, which has created a disadvantage when PROS is compared to the Russell 2000 or even our own peer group. The CLD Committee has not made any adjustments to the short or long-term plan nor applied any discretion to the payouts.
Our CEO's performance-based equity awards, representing significant amount of his pay, are operating as designed to align our CEO's actual compensation to Company performance and stockholders' interests.
PROS | 2022 Proxy Statement | Page 25

CEO Performance-Equity Target Value
Compared To 12/31 Performance Valuation
$4M
$2M
$0M
$2,325,000
$1,573,084
$2,625,000
$0
$2,825,000
$0
2019 (1)
2020 (2)
2021 (3)
Target Perf Equity
Realized Value

(1) The Realized Value for the 2019 PRSUs is calculated by multiplying the number of earned and vested units (79.1% of target units) by the PROS stock price of $28.27 on date of vesting (1/18/22).
(2) The Realized Value for the 2020 PRSUs is $0 based on actual performance through the end of the performance period for these units.
(3) The Realized Value for the 2021 MSUs is based on a performance assessment as of 12/31/2021; however there are two years remaining in this performance period.
The multi-year impact of COVID-19 on our business has significantly impacted our CEO's compensation.
For 2020, our CEO earned 4% of his target performance-based compensation. For 2021, if the 2021 MSUs are not earned, our CEO would earn 20% of his target performance-based compensation. The following chart depicts the significant amount of at target compensation not attained by our CEO over the past two years:

CEO Realizable Pay
$6,384,000
$2,625,000
$2,625,000
$594,000
$540,000
$2,046,103
$6,784,000
$2,825,000
$2,825,000
$594,000
$540,000
$3,242,313
$6M
$4M
$2M
$0M
2020 Target
2020 Target Realizable
2021 Target
2021 Target Realizable
Base
Bonus
Time Based Equity
Performance Based Equity
Realizable Pay - See Below For Calculation

Target realizable pay for 2020 includes base salary ($540,000), actual bonus paid for 2020 ($143,748), 100% of time-based RSUs granted in 2020 valued at the closing stock price on 12/31/21 of $34.49, and 0% of 2020 PRSUs. Target realizable pay for 2021 includes base salary ($540,000), actual bonus paid for 2021 ($685,476), 100% of time-based RSUs granted in 2021 valued at the closing stock price on 12/31/21 of $34.49 and 0% of 2021 MSUs. As previously noted, the 2021 MSUs have a three-year performance period through December 31, 2023 and are earned based on Company TSR over that performance period versus the Russell 2000 Index. During the first year of the 3-year performance period, Company TSR underperformed the Russell 2000 Index. If the performance period for the 2021 MSUs had ended on December 31, 2021, no MSUs would have been earned. Because of the underperformance in the first year of the performance period, for any 2021 MSUs to result in any actual compensation, the Company's TSR must outperform the Russell 2000 Index over the remaining two years of the performance period.
PROS | 2022 Proxy Statement | Page 26

Executive Compensation Practices

Our executive compensation practices are designed to assure that our executive compensation is competitive, rewards performance and aligns the interests of our executives with our stockholders, as highlighted in the following table:

Pay for Performance	We emphasize pay-for-performance where compensation is contingent upon the performance of our business and our stock price.
We utilize performance-based pay through equity and cash incentive awards that require achievement of pre-established goals with no discretion.

Stock Ownership Guidelines	We maintain robust ownership guidelines for our directors and NEOs.
We expect our CEO to hold stock equal to six times his base salary, and he has held significantly more than this requirement for many years.
We expect each other NEO to hold stock equal to two times their base salary.
We expect our directors to hold stock equal to five times their annual cash retainer.

Accountability	We have a clawback policy that applies to all cash and equity awards.
We maintain anti-hedging, anti-short and anti-pledging policies.
Although we have not recently utilized stock options or SARs, we do not discount from fair market value in setting the exercise price of stock options and SARs.
Our NEO employment agreements have “double trigger” change in control provisions.

No Excessive Perquisites	We do not provide significant perquisites to our NEOs.

Repricing	We do not reprice underwater stock options or SARs without stockholder approval.

Minimum Equity Vesting Requirements	We do not grant equity with vesting terms of less than one year after grant, except for up to 5% of the stock plan authorized shares.

Compensation Risk Oversight	Our CLD Committee oversees risks associated with compensation policies and practices.

Independent Consultant	The CLD Committee has directly retained an independent compensation consultant that performs no services for PROS other than for the CLD Committee.

Role of Our Compensation and Leadership Development Committee

Our CLD Committee, comprised entirely of independent directors, is responsible for establishing, administering and interpreting our policies governing the compensation and benefits for our NEOs, as well as granting any share-based awards to our NEOs. Our CLD Committee establishes executive compensation programs that it believes, based on the members’ experience, is the most appropriate to achieve the goals described above. Our CLD Committee continues to evaluate our executive compensation programs on a quantitative and qualitative basis on at least a yearly basis or more frequently if circumstances dictate. Our CLD Committee expects to make new awards and adjustments to our executive compensation programs as appropriate. Our CLD Committee has taken the following steps to ensure that our executive compensation and benefit policies are consistent with both our compensation philosophy and our Corporate Governance Guidelines:

•solicited recommendations from an independent executive compensation consultant to evaluate our executive compensation practices and assisted in developing and implementing the executive compensation programs;
•established a practice, in accordance with the rules of the NYSE, of reviewing the performance and determining the compensation earned, paid or awarded to our CEO;
•established a policy, in accordance with the rules of the NYSE, to review on an annual basis the performance of our other executive officers with assistance from our CEO and determined what we believe to be appropriate total compensation for these executive officers; and
•our CLD Committee members attended continuing education related to compensation best practices provided by NYSE, NACD and Equilar, among others.
PROS | 2022 Proxy Statement | Page 27

Our CLD Committee considers a broad range of facts and circumstances in setting executive compensation. Among the factors considered for our executives generally in 2021, and for the NEOs in particular, are market data and recommendations from the Committee's independent compensation advisor, FW Cook, advice from our CEO, general economic and market conditions, our financial condition and operating results, our operating plan, our geographic locations and executive compensation policy objectives described above. The weight given to each factor may differ by year and may differ among NEOs in any given year.

Role of Our Independent Compensation Consultant

Our CLD Committee retained FW Cook for advice on executive compensation matters for 2021 due to the breadth and depth of FW Cook’s experience with executive compensation matters and their expertise in the software industry. During 2021, FW Cook advised the CLD Committee on a variety of subjects such as compensation plan design and trends, pay for performance analytics, benchmarking norms, executive compensation best practices and other related matters. FW Cook reports directly to the CLD Committee, participates in meetings as requested and communicates with the CLD Committee Chair between meetings as necessary. FW Cook has served as the CLD Committee's independent compensation consultant since 2017.

Prior to engaging FW Cook, the CLD Committee reviewed FW Cook's qualifications, as well as their independence and any potential conflicts of interest. The CLD Committee has the sole authority to modify or approve the compensation for FW Cook, determine the nature and scope of their services, evaluate their performance, terminate their engagement and hire replacement or additional consultants at any time. FW Cook did not perform any services for us in 2021 other than as serving as advisors to the CLD Committee.

Role of the Chief Executive Officer

In early 2021, Mr. A. Reiner reviewed the performance and compensation of the NEOs, other than himself, and made recommendations as to their compensation to the CLD Committee. In making its decisions regarding executive compensation, the CLD Committee meets outside the presence of executive officers when making final decisions about each executive officer. The CEO is periodically present during portions of these deliberations that relate to the compensation for other executive officers but does not participate in discussions regarding his own pay. In addition, the CLD Committee has delegated to the CEO the authority to make share-based awards to employees below the VP level within certain limitations on aggregate grants and specific award terms.

Role of Stockholders

Each year, our CLD Committee takes into account the result of our stockholders' advisory vote on the compensation paid to our NEOs (say-on-pay). More than 77% of the total votes cast were voted in favor of our say-on-pay proposal in 2021. Say-on-pay is a key indicator of stockholder sentiment and is taken into account by the CLD Committee in its policy and decision-making processes. We also keep an open dialogue with our institutional investors and stockholders throughout the year. We reach out to discuss business topics, seek feedback on our performance and address other matters of importance to our stockholders, including executive compensation. We actively engaged with the stockholders that represent a significant majority of our shares outstanding in 2020, before 2021 executive compensation decisions, and again in 2021, after the 2021 stockholder vote and before 2022 executive compensation decisions. In 2021, this included the Company communicating in writing with stockholders that represent over 85% of our shares outstanding and having live, interactive discussions with stockholders who requested a meeting. We engaged with these stockholders on a variety of topics, including our business and long-term strategy, corporate governance and risk management practices, board leadership and refreshment, diversity, corporate social responsibility initiatives (including ESG matters), our executive compensation program, and other matters of stockholder interest. As a result of this ongoing outreach, the CLD Committee took into account stockholder sentiment as it set 2022 NEO compensation. The following table sets forth common themes we have heard from our stockholder engagement on executive compensation over the past several years and the CLD's ongoing response to this engagement:
PROS | 2022 Proxy Statement | Page 28

What We Heard		What We Did (with advice and data from our leading independent compensation consultants)
✓	A focus on CEO pay level.	✓
Reviewed and updated our peer group each year prior to January 2021 and January 2022 executive compensation decisions to ensure an accurate size-appropriate comparison of peer executive compensation practices and pay levels.

✓
Responded to changes in our relative revenue size in 2021 by removing two companies from our peer group that had larger revenue than ours and adding two companies with similar market cap and revenue as ours.

		✓	Set CEO 2021 target compensation near the expected median of our updated peer group.

✓	Aligning NEO pay with Stockholder interests.	✓	Continued to set majority of pay based on performance through our bonus plan and equity grants tied to our performance.

✓
Set growth goals for cash incentive attainment at the beginning of the year tied to our strategic plan. For example, in 2021, our primary growth-oriented performance metric was ARR, and this goal required 5% annual growth to earn a target award, coming off a year in which ARR had declined due to the pandemic.

✓	Making progress towards profitability.	✓
Set financial metrics to drive operational improvement as part of cash incentives. For example, in 2021, our primary operational improvement performance metric was improvement in free cash flow, and this goal required 42% improvement to earn a target award. The actual improvement was 62%.

✓	Paying for Performance	✓	No COVID-19 related adjustments or discretionary actions were taken despite the fact that the pandemic was outside of management’s control.

		✓	2019 PRSUs were earned at 79% of target and 2020 PRSUs were not earned, each based on actual results against the respective two-year recurring revenue goal. The below-target achievement of each award was primarily due to the impact of COVID-19 on our business in 2020.

✓
2021 MSUs will be earned based on Company TSR vs. Russell 2000 Index over a 3-year period. If the performance period for the 2021 MSUs had ended on December 31, 2021, none would have been earned. Because of the underperformance in the first year of the performance period, for any 2021 MSUs to be earned and thus any actual compensation delivered, the Company's TSR must outperform the Russell 2000 Index over the remaining two years of the performance period.

		✓	Reinstated ARR and Free Cash Flow as metrics for cash incentives in response to stockholder input to incentivize both top-line and profitability improvement.

Role of Peer Companies

To assist the CLD Committee in its deliberations on executive compensation, each year they review our peer group with our compensation consultant for appropriateness based on a variety of factors, including: similarities in market capitalization and revenue, relevant industry, the labor market for top management talent, our status as a publicly traded, U.S.-based firm and various other characteristics. Starting in 2017 and continuing through 2021, the CLD Committee has largely transitioned away from including peers with a founder CEO because they tend to pay differently from typical market practices (exceptions have been made where business size and fit are strong and the pay program/mix is market normative).

The CLD Committee reviewed the peer group in August 2020 for purposes of informing executive compensation decisions for 2021 and made several changes to the group with a focus on aligning the group's overall market cap and revenue closer to PROS market cap and revenue at the time, which were impacted by the COVID-19 pandemic more than most of the peer companies due to the travel industry being particularly affected. The following three companies were removed from the peer group because they were acquired: Ellie Mae, Instructure and Monotype Imaging. Additional changes to the peer group for 2021 were made to reduce the peer median revenue and market capitalization to be responsive to our smaller size relative to peers as a result of COVID-19 impacts. Coupa Software was removed because its market capitalization grew larger than the CLD Committee’s target market cap range, and four new peers were added for the 2021 peer group, all of which had a smaller market cap and similar revenue as ours at the time: Model N, OneSpan, QAD and Upland Software. With these changes, the CLD Committee examined the compensation practices of these companies. We believe the companies in our 2021 peer group are in a comparable and appropriate size range, are similar in terms of scope and complexity and are representative of widely-accepted peer group development best practices. Our 2021 Peer Group is set forth in the following table:
PROS | 2022 Proxy Statement | Page 29

2021 Peer Group (Count = 17)
Aspen Technology, Inc.	Benefitfocus, Inc.	Bottomline Technologies, Inc.	Cornerstone OnDemand, Inc.	Everbridge, Inc.
Five9, Inc.	Model N, Inc.*	OneSpan Inc.*	Paylocity Holding Corporation	QAD Inc.*
Quotient Technology Inc.	Q2 Holdings, Inc.	Rapid7, Inc.	SPS Commerce, Inc.	Upland Software, Inc.*
Workiva Inc.	8x8, Inc.	*Added for 2021 peer group
Market Cap range of 2021 Peer Group as of July 31, 2020 (time of peer group construction): 0.3x - 5.5x
Latest TTM Revenue range of 2021 Peer group as of July 31, 2020: 0.6x - 2.3x

The CLD Committee reviewed the peer group in August 2021 for purposes of informing executive compensation decisions for 2022 and made several changes to the group with a focus on aligning the group's overall revenue closer to PROS revenue at the time. The following two companies were removed from the peer group because their revenue had grown materially above ours: Aspen Technology and Cornerstone OnDemand. Two new peers were added for the 2022 peer group, each of which are enterprise-facing SaaS companies that have similar revenue and market cap to ours: PagerDuty and Ping Identity. With these changes, the CLD Committee examined the compensation practices of these companies. We believe that all companies in the 2022 peer group are in a comparable and appropriate size range, are similar in terms of their scope and complexity and are representative of widely-accepted peer group development best practices. A complete list of the 2022 Peer Group is set forth in the following table:

2022 Peer Group (Count = 17)
Benefitfocus, Inc.	Bottomline Technologies, Inc.	Everbridge, Inc.	Five9, Inc.	Model N, Inc.
OneSpan Inc.	PagerDuty, Inc.*	Paylocity Holding Corporation	Ping Identity Holding Corp.*	QAD Inc.
Quotient Technology Inc.	Q2 Holdings, Inc.	Rapid7, Inc.	SPS Commerce, Inc.	Upland Software, Inc.
Workiva Inc.	8x8, Inc.	*Added for 2022 peer group
Market Cap range of 2022 Peer Group as of July 6, 2021 (time of peer group construction): 0..2x - 6.3x
Latest TTM Revenue range of 2022 Peer group as of July 6, 2021: 0.7x - 2.4x
PROS | 2022 Proxy Statement | Page 30

CEO Compensation Program Overview
•Our CEO's total compensation has been near the median of our peer group. In recognition of our CEO's leadership and organizational guidance through unique, challenging conditions as well as movement in peer company data and other relevant factors, the CLD Committee increased our CEO's overall target compensation for 2021 by 6.3% as compared to his 2020 target total compensation. For 2022, the CLD Committee has made no changes to our CEO's base salary and target bonus amount. Our CEO's target equity awards for 2022 were valued at $5.5 million, a decrease from the targeted amount for 2021. As a result, his overall target compensation for 2022 was reduced by 2.2% as compared to his 2021 target total compensation.
•A significant portion of our CEO compensation program remained performance-based and aligned with stockholder interests. Including the annual cash bonus and the 2021 MSUs, 50% of our CEO's total target compensation is purely performance-based. Including time-based RSUs, which increase or decrease in value based on share price movement, more than 92% of our CEO’s 2021 total target compensation is considered at risk.

•Our CEO compensation program is operating as designed and we have not made any adjustments or deviations. Our CEO's earned bonus for 2021 was paid per the formula at 115.4% of target due to (a) free cash flow improving 62% year-over-year, above the target of 42% improvement set at the beginning of 2021, and (b) ARR (excluding acquisitions) of $213.4 million, which was between the threshold ($212 million) and target ($220 million) performance levels set at the beginning of 2021.

•Our CEO's performance-based equity awards, representing a significant amount of his pay, are operating as designed to align our CEO's actual compensation to Company performance and stockholders' interests. Our CEO's equity incentive from 2020 PRSUs were not earned per the formula, due to total recurring revenue performance below target in 2021. Our CEO's 2021 MSUs are earned based on our TSR for the period January 1, 2021 through December 31, 2023 as compared to the Russell 2000 Index. If the performance period had ended on December 31, 2021, no MSUs would have been earned (and thus $0 in actual compensation would have been earned) because the Company's TSR relative to the Russell 2000 Index was below the minimum threshold. A significant portion of our customers are in the travel industry which have been negatively impacted on a much greater basis in the past two years, which has created a disadvantage when PROS is compared to the Russell 2000 or even our own peer group. Because of the underperformance in 2021, for any 2021 MSUs to be earned, the Company's TSR must outperform the Russell 2000 Index over the remaining two years of the performance period. We believe these performance-based equity awards are operating as intended and align our CEO's compensation with our stockholders' interests.
PROS | 2022 Proxy Statement | Page 31

Performance-Equity Target Value Compared To 12/31 Performance Valuation
$3M
$2M
$1M
$0M
$2,325,000
$1,573,084
$2,625,000
$0
$2,825,000
$0
2019 (1)
2020 (2)
2021 (3)
Target Perf Equity
Value Realized

(1) The Realized Value for the 2019 PRSUs is calculated by multiplying the number of earned and vested units (79.1% of target units) by the PROS stock price of $28.27 on date of vesting (1/18/22).
(2) The Realized Value for the 2020 PRSUs is $0 based on actual performance through the end of the performance period for these units.
(3) The Realized Value for the 2021 MSUs is based on a performance assessment as of 12/31/2021; however there are two years remaining in this performance period.
The Company’s 2022 CEO compensation program reflects our ongoing emphasis on pay for performance with approximately 50% of total compensation directly performance-based (including annual cash incentive and performance-based equity) and >90% at risk (including time-based RSUs). The 2022 CEO equity award structure of 50% performance-based equity and 50% time-based equity was consistent with the CLD Committee's historic practices utilized each year for our CEO since 2012.

PROS | 2022 Proxy Statement | Page 32

Two-Year Look-Back at CEO Equity Grants

As stated above, our CLD Committee structures our CEO's equity awards based on a 50/50 ratio of performance-based equity and time-based equity, which is a more performance-based weighting than our peer group average. As reported, the Summary Compensation Table states that our CEO received a 28% increase in equity award value from 2020 to 2021 when in actuality the CLD Committee targeted a 7.6% increase. The below table sets forth the target award value for each equity component for each of the past two years. The total target award value for our CEO for 2020 was $5.25 million and increased by $400,000 for 2021 to $5.65 million. The number of time-based RSUs and target performance-equity RSUs awarded in 2020 were the same. However, the required Summary Compensation Table disclosure is calculated using the grant date fair value based on accounting fair value. Because the 2020 PRSUs were actually granted several weeks later due to finalization by the CLD Committee of the associated performance targets, the decrease in our stock price between January 13, 2020 and February 7, 2020 drove a lower accounting fair value for the 2020 PRSUs. By comparison, in 2021, the CLD Committee granted an equal number of time-based RSUs and target performance-equity MSUs on the same date. The MSUs are earned based on our TSR versus the Russell 2000 Index over a 3-year performance period. As such, we are required to report the 2021 MSUs at time of grant using a Monte Carlo simulation which requires disclosure in the Summary Compensation Table for 2021 at a higher per unit share price than actual share price on the date of grant. The table below illustrates that the total equity award value as disclosed in the Summary Compensation Table reports a more significant increase from 2020 to 2021 than determined by the CLD Committee:

CEO Equity Award	Target Award Value (000s)	Grant Date	Share Price on Grant Date	Accounting Fair Value per Unit	SCT Grant Value (000s)	RSUs
						Granted at Target	Earned or Vested as of 12/31/21
2020 Time-based RSUs	$2,625	1/13/2020	$66.44	$66.44	$2,624	39,500	9,875
2020 Performance-equity (PRSUs)	$2,625	2/7/2020	$54.23	$54.23	$2,142	39,500	0
2021 Time-based RSUs	$2,825	1/11/2021	$48.31	$48.31	$2,825	58,476	—
2021 Performance-equity (MSUs)	$2,825	1/11/2021	$48.31	$56.05	$3,278	58,476	TBD

Components of 2021 Executive Compensation

Our CLD Committee chose to make the changes set forth below to our NEO compensation for 2021 after reviewing each leader’s tenure and compensation history with us, the Company’s and each leader’s prior year performance, the compensation practices from our 2021 peer group, each leader’s compensation relative to our updated peer group and feedback from stockholder engagement. Please see the tables under Executive Compensation below.

Base Salaries

We use base salaries primarily to compensate and retain our NEOs for their services. Base salaries for our NEOs are reviewed on an annual basis and represent the minimum payment for a satisfactory level of individual performance as long as the executive remains employed with us. Base salary is set at the CLD Committee’s discretion after taking into account the competitive landscape, including the compensation practices of the companies in our selected peer group, our business strategy, our performance goals and certain individual factors, such as position, salary history, individual performance and contribution, length of service with the Company and placement within the general base salary range offered to our NEOs.

No Base Salary changes for 2021. In light of the Company's performance in 2020 which was impacted by COVID-19, the CLD Committee did not make any changes to NEO base salaries for 2021.
The following table sets forth the annual base salaries for the past two years for each of our NEOs:

PROS | 2022 Proxy Statement | Page 33

		Annual Base Salaries
	Named Executive Officer	2020		2021		% Increase
	Andres D. Reiner	$540,000		$540,000		—
	Stefan B. Schulz	$405,000		$405,000		—
	Leslie Rechan	$425,000	(1)	$425,000		—
	Roberto Reiner	$350,000		$350,000	(2)	—

(1)	Mr. Rechan's actual salary was prorated for 2020 based on his May 2020 start date as an employee of the Company. See Summary Compensation Table below.
(2)
Mr. Roberto Reiner's actual salary was reduced effective November 1, 2021 to $240,000 in connection with his role changing from EVP, Chief Technology Officer to Vice President. From November 1, 2021 to his retirement on March 1, 2022, Mr. R. Reiner assisted with the transition of his Chief Technology Officer duties and other special projects. See Summary Compensation Table below.

Annual Cash Incentives

For 2021, we utilized a cash incentive plan for our NEOs under which cash payments could be earned based on our performance against our corporate objectives for the year. This program is intended to reward our NEOs upon the achievement of financial performance goals. Each component of the cash incentive plan had minimum threshold, target and maximum levels and operated independently of the other components. Actual results between the minimum threshold, target and the maximum goal levels are interpolated. We use our cash incentive plan to align our NEOs' performance with our financial results and to motivate our NEOs to successfully implement our cloud strategy and execute our corresponding financial plan by achieving annual goals that were set at the beginning of the year and remained unchanged through the end of the year.

NEO Cash Incentive Plan for 2021. The NEO cash incentive plan for 2021 (2021 NEO Plan) was approved, including establishing the performance goals and setting the targets, by the CLD Committee in February 2021. Recognizing the importance of continuing to grow the top-line while maintaining operational discipline, the 2021 NEO Plan contained two performance-based measures: ARR and improvement in free cash flow. ARR is the contracted annual recurring revenue, as of December 31, 2021, including contracts with a future start date, together with annualized overage fees incurred above contracted minimum transactions, and excluding perpetual and term license agreements recognized as license revenue in accordance with GAAP. Free cash flow is a non-GAAP financial measure consisting of net cash provided by (used in) operating activities minus capital expenditures (excluding expenditures for the Company's new headquarters), purchases of other (non-acquisition-related) intangible assets and capitalized internal-use software development costs.

The CLD Committee believes that ARR is a good forward looking metric that measures the future trajectory of recurring revenue growth and that improvement in free cash flow is a good indicator of the Company improving its operational efficiency. The two measures are distinct and complementary as one measures future recurring revenue of the Company and the other is a current year operational metric. In our discussions with our stockholders, there were common requests to incorporate a cash flow measure, and the most cited such metric from our stockholders was free cash flow. Thus, free cash flow was chosen by our CLD Committee as the most appropriate financial metric at this time. The weighting of the 2021 NEO Plan components is set forth in the following table:

Component	Weighting
Annual Recurring Revenue	60%

Free Cash Flow	40%

Each NEO's target payout was established as a percentage of base salary as set forth in the payout table below. Actual payout can range from 0% to 200% with the threshold payout being 50% of such target amount when the minimum performance is achieved, the target payout being 100% of such target amount when the target performance is achieved and the maximum payout being 200% of such target amount if the maximum performance targets are met or exceeded. Actual payouts under the 2021 NEO Plan were based on Company performance compared to aggressive goals for each component’s target. In February 2021, the CLD Committee set the 2021 NEO Plan target performance goals as indicated in the table below. No discretion nor adjustments were made to the 2021 NEO Plan.

As detailed below, the 2021 NEO Plan payout was 115.4% of target due primarily to over performance against the free cash flow metric. The minimum threshold, target, and maximum goals for each component are set forth in the following table (linear interpolation applies between performance levels):
PROS | 2022 Proxy Statement | Page 34

	Goals			Performance Achieved
Component	Threshold	Target	Maximum
Annual Recurring Revenue (in millions)	$212	$220	$227	213.4(1)
Free Cash Flow Improvement	31%	42%	53%	62.0%
Payout at Level	50%	100%	200%	115.4%
(1) ARR for purposes of the 2021 NEO Plan excludes the impact of acquisitions.

No changes were made to target payout amounts as a percentage of base salary in 2021; they are the same as applied in 2020. The payout for 2021 performance as a percentage of the base salary of each NEO reflects actual results against the performance schedule described above and are set forth in the following table:

Named Executive Officer	Target Payout	Actual Payout
	As a % of Base	Incentive Paid		As a % of Target
Andres D. Reiner	110%	$685,476		115.4%
Stefan B. Schulz	80%	$373,896		115.4%
Leslie Rechan	90%	$441,405		115.4%
Roberto Reiner	70%	$267,880	(1)	115.4%
(1) Mr. Roberto Reiner's bonus was calculated for the period January 1, 2021 through October 31, 2021 (his last day serving as Executive Vice President) based on his base salary of $350,000 and for the period November 1, 2021 through December 31, 2021 based on a reduced salary of $240,000.

Equity Awards

The CLD Committee believes that equity compensation plans are an essential tool to align the long-term interests of our NEOs and employees with those of our stockholders. For our NEOs, the CLD Committee awards a mix of performance-based equity awards and time-based equity awards. While SEC rules require us to disclose the grant-date fair value of equity awards granted to our NEOs in the Summary Compensation Table, the actual value received by an NEO depends on multiple factors, including the number of shares actually received via vesting and the share price upon ultimate sale. As such, even time-based RSUs include an implied performance element in that the ultimate value received is directly tied to the Company's stock performance over time. The CLD Committee determines the size of awards following review of competitive market data from our peer group, as well as subjective factors such as relative job scope, individual performance, tenure and experience, expected future contributions to the growth and development of the Company, Company performance, historical equity compensation awarded to a NEO and the unvested equity position held by each NEO.

2021 Equity Awards

For 2021, each NEO received a mix of performance-based and time-based RSUs based upon a target award value as set forth below:

Named Executive Officer	Target Award	Mix of Equity Award Types(1)		Share Price	Units Granted
	Value (000s)	Performance-Based	Time-Based	on 1/11/21	MSUs	RSUs
Andres D. Reiner	$5,650	50%	50%	$48.31	58,476	58,476
Stefan B. Schulz	$3,000	40%	60%	$48.31	24,839	37,259
Leslie Rechan	$3,200	40%	60%	$48.31	26,495	39,743
Roberto Reiner	$1,900	40%	60%	$48.31	15,731	23,597
(1)The calculation of the number of respective units to grant was determined by the CLD Committee based upon the closing stock price of our Common Stock on the date of grant of the MSUs and RSUs, January 11, 2021.

Market Stock Units (MSUs). In 2021, the CLD Committee granted MSUs for the performance-based equity component because at the time of awarding (January 2021) there still existed extreme uncertainty regarding the length of the impact of COVID-19. Therefore, rather than set long-term Company performance targets which appeared highly speculative at the time, the CLD Committee decided to use a relative performance metric for performance-based equity. The number of shares that will actually be earned will depend on our TSR for the period from January 1, 2021 through December 31, 2023 as compared to the Russell 2000 Index (Index). To earn MSUs at target, we must outperform the Index by 5 percentage points. If we under-perform this level, the percentage at which the MSUs convert into shares of our Common Stock will be reduced from 100%, at a rate of 2.5 to 1 (2½-percentage-point reduction in the number of target units for each percentage point of performance below 5 percentage points better than the Index), with a minimum percentage of 0% MSUs earned at 35 percentage points below the Index. If we outperform the Index beyond 5 percentage points better, then the percentage at which the MSUs convert to shares will be increased from 100%, at a rate of 2.5 to 1 (2½-percentage-point increase in the number of target units for each percentage point of over-performance), with a maximum percentage of 200% MSUs earned. The units earned, if any, based on actual performance will vest on January 31, 2024. The amounts shown above reflect the number of 2021 MSUs that would be earned if the performance goals related to these awards were met at the target level at the end of the performance period. If the minimum performance threshold is not met, there will be no payout.

PROS | 2022 Proxy Statement | Page 35

2021 MSUs Thresholds	Units Earned	TSR Outperformance
Maximum	200%	+45%
Target	100%	+5%
Minimum	—%	(35)%

Time-based RSUs. RSUs granted in 2021 to our NEOs vest in four equal annual installments on the four anniversaries of the grant date, assuming continued employment over the vesting period, and settle in shares of our Common Stock upon vesting. See 2021 award detail included in the Grants of Plan-Based Awards table.

Earning of Prior Year Performance-Based Equity Awards

As stated above, performance-based equity is a key component of our executive compensation program. Once a performance period has completed, our CLD Committee certifies the performance and number of units that are earned. The following sections set forth information regarding the actual results of performance-based equity awards with performance periods that have recently completed.

2019 PRSUs

In January 2019, Messrs. A. Reiner and Schulz were awarded PRSUs as the performance-based equity component of their 2019 compensation. Messrs. Rechan and R. Reiner did not participate in such awards. The number of units (payable in shares of our Common Stock) actually earned was based on our performance against a Total Recurring Revenue goal for a two-year performance period ended December 31, 2020. If performance was below the threshold goal, no units were earned. If performance was below the threshold goal, 50% of target units were earned. If performance was equal to the target goal, 100% of the awarded units were earned. If performance was equal to or above the maximum goal, 200% of the awarded units were earned. Linear interpolation was used to determine the number of earned units if the percentage attainment of the performance goal fell between the threshold, target or maximum goals. In February 2021, the number of earned units was certified for each executive based on the award agreement formula (no discretion nor adjustment applied) as set forth in the table below. The earned units were subject to an additional one-year vesting period and vested on January 15, 2022.

Named Executive Officer	Total Recurring Revenue ($M)					PRSUs
		Threshold	Target	Maximum	Earnout % of Target	#Granted at Target	Units Earned
	Goals	$206.5	$221.4	$236.8
	Actual	$215.2			79.1%

Andres D. Reiner					79.1%	70,348	55,645
Stefan B. Schulz					79.1%	24,206	19,146

2020 PRSUs

In February 2020, Messrs. A. Reiner, Schulz and R. Reiner were awarded PRSUs as the performance-based equity component of their 2020 compensation. Mr. Rechan did not participate in such awards. The 2020 PRSUs were structured similar to the 2019 PRSUs, with performance measured over the two-year period ended December 31, 2021. In February 2022, the number of earned units was certified based on the award agreement formula (no discretion nor adjustment applied). Because total recurring revenue for 2021 was below the minimum threshold target (set pre-pandemic) of $285 million, no units were earned. As a result, Messrs. A. Reiner, Schulz and R. Reiner forfeited (at target) 39,500, 15,100 and 10,800 PRSUs, respectively.

Other Compensation

Our NEOs are eligible to participate in our health and welfare programs, 401(k) plan, Employee Stock Purchase Plan and other benefit programs on the same basis as other U.S. employees. We also offer our NEOs reimbursement for the costs of an annual executive, comprehensive physical, although none of our NEOs utilized this benefit in 2021.

Severance Compensation and Termination Protection

We generally provide our NEOs with severance packages if they are terminated without cause (as defined in their employment agreements) or for good reason (as defined in their employment agreements) in order to attract and retain them. The amount of severance benefits is described below, and in more detail elsewhere in the section titled Potential Payments Upon Termination or Change of Control. The CLD Committee reviews the potential payouts to ensure their market-competitiveness in order to incentivize our NEOs to maintain focus on both daily and long-term efforts.

PROS | 2022 Proxy Statement | Page 36

Our severance compensation provisions are designed to meet the following objectives:

•Change in Control: As part of our normal course of business, we may engage in discussions with other companies about possible collaborations and/or other ways in which the companies may work together to further our respective long-term objectives.  In certain scenarios, the potential for merger or being acquired may be in the best interests of our stockholders.  We provide a component of severance compensation if a NEO is terminated as a result of a change of control transaction to promote the ability of our NEOs to act in the best interests of our stockholders even though they could be terminated as a result of the transaction.

•Termination Without Cause or For Good Reason: If we terminate the employment of one of our NEOs “without cause” or one of our NEOs resigns for “good reason,” each as defined in the applicable agreement, we are obligated to make certain payments based on the NEO's then-effective base salary.  We believe this is appropriate because the terminated NEO is bound by confidentiality and non-competition provisions continuing after termination. We also believe it is beneficial to have a mutually-agreed severance package in place prior to any termination event to avoid disruptive conflicts and provide us with more flexibility to make a change in management if such a change is in our and our stockholders’ best interests.

Employment Agreements

Andres D. Reiner. In December 2018, we entered into a second amended and restated employment agreement with Mr. A. Reiner, our President and CEO. This agreement will automatically renew for additional three-year terms unless the Company decides not to renew. The base salary payable to Mr. A. Reiner is subject to periodic review by our CLD Committee. In the event Mr. A. Reiner’s employment with us is terminated by him for good reason, by us without cause or we decide not to renew his agreement, he will receive (i) his full base salary each month for the following 12 months, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) the payment of a bonus at 100% of performance targets, including discretionary components, within the bonus plan in effect as if employed by us for 12 months, (iv) an amount equal to 12 times the monthly cost of Mr. A. Reiner's health benefits, (v) the acceleration of vesting of all equity awards with respect to such shares that would have vested following his termination date, and (vi) the acceleration of vesting of all market stock awards where the number of units vesting is determined as if the performance period ended on his termination date. If Mr. A. Reiner’s employment is terminated by us without cause, if he resigns for good reason, or we decide not to renew his agreement within six months prior to, or any time after, a change of control of the Company, he will receive (i) an amount equal to 150% of his annual salary, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) the payment of an aggregate bonus equal to 100% of performance targets, including any discretionary components, within the bonus plan in effect as if employed by us for eighteen months, (iv) an amount equal to 18 times the monthly cost of Mr. A. Reiner's health benefits, and (v) the acceleration of vesting of all equity awards with respect to shares that would have vested following the termination date. If Mr. A. Reiner's employment with us terminates due to his death or disability, his employment will automatically terminate and he will be entitled to accelerated vesting of (i) all equity awards with respect to all shares that would have vested after the termination date, and (ii) all MSUs at 100% of the target number granted. In addition, if the surviving or acquiring entity (or its parent entity) elects not to assume, continue or substitute for the equity awards or options due under the either the 2007 Equity Incentive Plan (2007 Plan) or 2017 Plan, all outstanding equity awards and options under each plan will vest in full and become fully exercisable. Mr. Reiner is subject to non-competition and non-solicitation restrictions during the term of his employment and for the 12-month period following the termination of his employment.

PROS | 2022 Proxy Statement | Page 37

Stefan B. Schulz and Leslie Rechan. In December 2018, we entered into an amended and restated employment agreement with Mr. Schulz, our Executive Vice President and Chief Financial Officer. In May 2020, we entered into an employment agreement with Mr. Rechan, our Chief Operating Officer. The agreements with these two officers utilize a similar form and provide that the agreements are for a three-year term and automatically renew for three-year terms unless the Company decides not to renew. The base salary payable to the officer is subject to periodic review by our CLD Committee. In the event the officer's employment with us is terminated by him for good reason, by us without cause, or we decide not to renew his agreement, he will receive (i) his full base salary each month for the following 12 months, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) the payment of a bonus at 100% of performance targets, including discretionary components, within the bonus plan in effect as if employed by us for 12 months, (iv) an amount equal to 12 times the monthly cost of the officer's health benefits, (v) the acceleration of vesting of all equity awards with respect to such shares that would have vested following the date of termination and prior to the first anniversary of his termination date, and (vi) the acceleration of vesting of all market stock awards, in the case of Mr. Schulz, or performance stock awards, in the case of Mr. Rechan, scheduled to vest prior to the first anniversary of his termination date, where the applicable performance period is deemed to have ended on his termination date.  Alternatively, if the officer's employment is terminated by us without cause, if he resigns for good reason or we decide not to renew his agreement, in any of these cases, within six months prior to, or any time after, a change of control of the Company, he will receive (i) an amount equal to 150% of his annual salary, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) the payment of an aggregate bonus equal to 100% of performance targets, including discretionary components, within the bonus plan in effect as if employed by us for 18 months, (iv) an amount equal to 18 times the monthly cost of the officer's health benefits, and (v) the acceleration of vesting of all equity awards with respect to such shares that would have vested following the date of termination. In addition, if the surviving or acquiring entity (or its parent entity) elects not to assume, continue or substitute for the equity awards or options due under the 2007 Plan or 2017 Plan, all outstanding equity awards and options under each plan will vest in full and become fully exercisable. If the officer's employment with us terminates due to his death or disability, his employment will automatically terminate and he will be entitled to accelerated vesting of (i) all equity awards with respect to all shares that would have vested after the termination date, and (ii) all MSUs, in the case of Mr. Schulz, and all performance stock awards, in the case of Mr. Rechan, at 100% of the target number granted. Mr. Schulz and Mr. Rechan are subject to non-competition and non-solicitation restrictions during the term of his employment and for the 12-month period following the termination of his employment.

As disclosed in January 2022, the Company eliminated the role of Chief Operating Officer and Mr. Rechan's employment agreement was terminated. The Company is paying Mr. Rechan severance consistent with the terms of his employment agreement.

Roberto Reiner. In November 2019, we entered into an amended and restated employment agreement with Mr. R. Reiner, our Executive Vice President and Chief Technology Officer. As disclosed in September 2021, as part of his planned retirement from the Company, Mr. R. Reiner ceased serving as an executive officer at the end of October 2021 and retired from the Company in March 2022. Mr. R. Reiner is subject to non-competition and non-solicitation restrictions for the 12-month period following the termination of his employment.

“Cause” is defined in these employment agreements as (a) the unauthorized use or disclosure of the confidential information or trade secrets of the Company by the officer which causes a material harm to the Company, (b) the officer’s conviction of, or a plea of guilty or no contest to, a felony or any other crime involving dishonesty or moral turpitude under the laws of the United States; (c) any intentional wrongdoing by the officer, whether by omission or commission, which adversely affects the business or affairs of the Company; (d) continued failure to perform assigned duties or comply with any Company policy after notice and a cure period; (e) any material breach by the officer of his employment agreement or any other agreement between the officer and the Company after notice and a cure period; and (f) any failure to cooperate in good faith with the Company in any governmental investigation or formal proceeding.

Each of our NEOs can resign for “good reason” and be entitled to certain severance payments as detailed above in the table titled “Potential Payments Upon Termination of Employment or Change of Control.” “Good reason” is defined in their employment agreements as (i) a material diminution in their authority, duties or responsibilities or the assignment of duties to them that are not materially commensurate with their position with the Company, other than, in the case of the employment agreement with Mr. R. Reiner, where he is asked to assume substantially similar duties and responsibilities in a larger entity after any change of control; (ii) a material reduction in their base salaries, or in the case of Mr. Rechan his target bonus opportunity, other than reductions which are part of a general reduction affecting all employees; (iii) the relocation of their principal place of service to their employer to more than 25 miles from their present location; (iv) any failure by the Company to continue to provide them with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee holding a comparable position with the Company, in any material benefit or compensation plans and programs, which results in a material detriment to them; (v) any material breach by the Company of any provision of their employment agreement; or (vi) any failure by any successor corporation to assume the Company’s obligations under the NEO's employment agreement.
PROS | 2022 Proxy Statement | Page 38

Governance and Other Considerations

Tax and Accounting Considerations

Limits on Deductibility of Compensation. Section 162(m) of the Code generally prevents us from deducting as a business expense that portion of compensation paid to certain of our executive officers that exceeds $1,000,000. The CLD Committee believes that its primary responsibility is to provide a compensation program to meet our stated business objectives, and accordingly the Company reserves the right to pay compensation that is not tax-deductible if it determines that such a payment is in the best interests of the Company and our stockholders.

Clawback Policy. Our “clawback” policy permits our Board to consider and make a decision in its sole discretion to recover, under applicable law, any incentive bonuses awarded to NEOs whose fraud or intentional misconduct significantly contributed to a restatement of financial results that led to the awarding of incentive bonuses. This “clawback” policy is designed to further link our executive compensation and our long-term performance. Additionally, the 2017 Plan provides for recovery of certain equity awards and profits from securities sales in similar circumstances.

Prohibition Against Hedging, Pledging, and Short-Sales. We have implemented both anti-hedging and anti-pledging policies, as well as a prohibition on participating in short sales of our stock, to ensure that our executives’ stock remains at-risk. Our Insider Trading Policy, which applies to all employees, including officers, and non-employee directors, specifically prohibits short sales of our securities, transactions in puts, calls or other derivative securities involving our stock, hedging or monetization transactions (including but not limited to zero-cost collars, prepaid variable forwards, and equity swaps), and holding our securities in a margin account or pledging our securities as collateral for a loan.

Stock Ownership Guidelines. As part of our overall corporate governance and compensation practices, our Board adopted stock ownership guidelines for our NEOs and directors. These guidelines are designed to align our NEOs’ and directors' interests with our stockholders’ long-term interests by promoting long-term share ownership, which reduces the incentive for excessive short-term risk taking and further increases our NEOs’ and directors’ alignment with stockholder interests. These guidelines require our Chief Executive Officer to hold shares of our stock worth six times his annual salary and each other NEO is required to hold shares of our stock worth two times their annual salary. The guidelines also state that each non-employee director is required to hold shares of our stock worth five times the annual cash retainer for directors. Vested units or unvested time-based RSUs held by a NEO or director under any of our equity incentive plans are included in calculating the value of ownership to determine whether this minimum ownership requirement has been met. Our NEOs must attain this ownership threshold within five years after being appointed as a NEO. Our directors must attain this ownership threshold within six years after joining our Board. As of December 31, 2021, each of our NEOs and directors were in compliance with the applicable guidelines.
PROS | 2022 Proxy Statement | Page 39

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents the compensation paid to or earned by our NEOs during 2021, 2020 and 2019:

Name and Principal Position	Year	Salary		Bonus		Stock Awards (1)		Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Andres D. Reiner	2021	$540,000		$—		$6,102,556	(2)	$685,476	$11,600	(3)	$7,339,632
President and Chief	2020	$540,000		$—		$4,766,465	(4)	$143,748	$12,799		$5,463,012
Executive Officer	2019	$525,000		$—		$4,650,003	(5)	$1,155,000	$8,567		$6,338,570

Stefan B. Schulz	2021	$405,000		$—		$3,192,208	(6)	$373,896	$11,600	(3)	$3,982,704
Executive Vice President	2020	$405,000		$—		$2,320,417	(7)	$78,408	$11,400		$2,815,225
and Chief Financial Officer	2019	$392,000		$—		$2,000,021	(8)	$627,200	$8,548		$3,027,769

Leslie Rechan	2021	$425,000		$—		$3,405,029	(9)	$441,405	$—		$4,271,434
former Chief Operating Officer	2020	$298,952	(10)	$100,000	(11)	$3,999,985	(12)	$58,928	$—		$4,457,865

Roberto Reiner	2021	$331,667	(13)	$—		$2,021,694	(14)	$267,880	$9,950	(3)	$2,631,191
former EVP	2020	$350,000		$—		$1,668,656	(15)	$59,290	$11,886		$2,089,832
and Chief Technology Officer	2019	$338,000		$—		$1,800,002	(16)	$444,808	$8,400		$2,591,210

(1)Represents the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated in accordance with GAAP. For additional information about equity award valuation assumptions, refer to Note 14 of our financial statements in our Form 10-K for the year ended December 31, 2021.
(2)Represents 58,476 RSUs and 58,476 MSUs awarded to Mr. A. Reiner on January 11, 2021. The 2021 RSUs vest annually in one-fourth installments on January 11th of each year and have a grant date fair value of $48.31 per unit. The 2021 MSUs will vest on January 31, 2024, and have a grant date fair value of $56.05 per unit. For additional information on the 2021 RSUs and 2021 MSUs, see Grants of Plan-Based Awards.
(3)Represents 401(k) Company match.
(4)Represents 39,500 RSUs awarded to Mr. A. Reiner on January 13, 2020 and 39,500 PRSUs awarded to Mr. A. Reiner on February 7, 2020. The 2020 RSUs vest annually in one-fourth installments on January 13th of each year and have a grant date fair value of $66.44 per unit. The 2020 PRSUs will vest on January 13, 2023, and have a grant date fair value of $54.23 per unit. The number of PRSUs and target award value for the 2020 PRSUs was established by the CLD Committee on January 13, 2020 but were granted on February 7, 2020 when the performance targets were finalized.
(5)Represents 70,348 RSUs and 70,348 PRSUs awarded to Mr. A. Reiner on January 15, 2019. The 2019 RSUs vest annually in one-fourth installments on January 15th of each year and have a grant date fair value of $33.05 per unit. The 2019 PRSUs have a grant date fair value of $33.05 per unit, were earned at 79.1% of target and vested on January 15, 2022.
(6)Represents 37,259 RSUs and 24,839 MSUs awarded to Mr. Schulz on January 11, 2021. The 2021 RSUs vest annually in one-fourth installments on January 11th of each year and have a grant date fair value of $48.31 per unit. The 2021 MSUs will vest on January 31, 2024, and have a grant date fair value of $56.05 per unit. For additional information on the 2021 RSUs and 2021 MSUs, see Grants of Plan-Based Awards.
(7)Represents 22,600 RSUs awarded to Mr. Schulz on January 13, 2020 and 15,100 PRSUs awarded to Mr. Schulz on February 7, 2020. The 2020 RSUs vest annually in one-fourth installments on January 13th of each year and have a grant date fair value of $66.44 per unit. The 2020 PRSUs will vest on January 13, 2023, and have a grant date fair value of $54.23 per unit. The number of PRSUs and target award value for the 2020 PRSUs was established by the CLD Committee on January 13, 2020 but were granted on February 7, 2020 when the performance targets were finalized.
(8)Represents 36,309 RSUs and 24,206 PRSUs awarded to Mr. Schulz on January 15, 2019. The 2019 RSUs vest annually in one-fourth installments on January 15th of each year and have a grant date fair value of $33.05 per unit. The 2019 PRSUs have a grant date fair value of $33.05 per unit, were earned at 79.1% of target and vested on January 15, 2022.
(9)Represents 39,743 RSUs and 26,495 MSUs awarded to Mr. Rechan on January 11, 2021. The 2021 RSUs vest annually in one-fourth installments on January 11th of each year and have a grant date fair value of $48.31 per unit. The 2021 MSUs will vest on January 31, 2024, and have a grant date fair value of $56.05 per unit. For additional information on the 2021 RSUs and 2021 MSUs, see Grants of Plan-Based Awards.
(10)Mr. Rechan's base salary was prorated for 2020 based on his start date as Chief Operating Officer of May 13, 2020.
(11)Mr. Rechan was provided as part of his offer package $100,000 reimbursement for relocation expenses to move to the United States.
(12)Represents 132,406 RSUs awarded to Mr. Rechan on May 13, 2020. The RSUs vest annually in one-fourth installments on May 13th of each year and have a grant date fair value of $30.21 per unit.
(13)Mr. R. Reiner's base salary was $350,000 through the end of October 31, 2021, his last day serving as an executive officer, and then was at an annualized rate of $240,000 from November 1, 2021 through December 31, 2021.
PROS | 2022 Proxy Statement | Page 40

(14)Represents 23,597 RSUs and 15,731 MSUs awarded to Mr. R. Reiner on January 11, 2021. The 2021 RSUs vest annually in one-fourth installments on January 11th of each year and have a grant date fair value of $48.31 per unit. The 2021 MSUs will vest on January 31, 2024, and have a grant date fair value of $56.05 per unit. For additional information on the 2021 RSUs and 2021 MSUs, see Grants of Plan-Based Awards.
(15)Represents 16,300 RSUs awarded to Mr. R. Reiner on January 13, 2020 and 10,800 PRSUs awarded to Mr. R. Reiner on February 7, 2020. The 2020 RSUs vest annually in one-fourth installments on January 13th of each year and have a grant date fair value of $66.44 per unit. The 2020 PRSUs will vest on January 13, 2023, and have a grant date fair value of $54.23 per unit. The number of PRSUs and target award value for the 2020 PRSUs was established by the CLD Committee on January 13, 2020 but were granted on February 7, 2020 when the performance targets were finalized.
(16)Represents 54,463 RSUs awarded to Mr. R. Reiner on January 15, 2019. The 2019 RSUs vest annually in one-fourth installments on January 15th of each year and have a grant date fair value of $33.05 per unit.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to our NEOs during 2021:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	FMV on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Named Executive Officer	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Andres D. Reiner	RSU	1/11/2021						58,476	$48.31	$2,824,976
	MSU(1)	1/11/2021				58,476	116,952		$56.05	$3,277,580
	Cash incentive(2)		$118,800	$594,000	$1,188,000
Stefan B. Schulz	RSU	1/11/2021						37,259	$48.31	$1,799,982
	MSU(1)	1/11/2021				24,839	49,678		$56.05	$1,392,226
	Cash incentive(2)		$64,800	$324,000	$648,000
Leslie Rechan	RSU	1/11/2021						39,743	$48.31	$1,919,984
	MSU(1)	1/11/2021				26,495	52,990		$56.05	$1,485,045
	Cash incentive(2)		$76,500	$382,500	$765,000
Roberto Reiner	RSU	1/11/2021						23,597	$48.31	$1,139,971
	MSU(1)	1/11/2021				15,731	31,462		$56.05	$881,723
	Cash incentive(2)		$49,000	$245,000	$490,000
(1)The 2021 MSUs are performance-vesting units. The 2021 MSUs vest on January 31, 2024, and the number of shares of Common Stock issuable upon vesting is based on the Company's TSR in relation to the Russell 2000 Index (Index) over a three-year measurement period ending December 31, 2023. The range of shares of Company stock that may be earned is 0% to 200%. Total MSU grant date fair value is calculated by multiplying the target number of units awarded by the grant date fair value of $56.05 per unit. This grant date fair value per unit is estimated by the Company on the date of grant using a Monte Carlo simulation model. The model is affected by the Company's stock price and a number of assumptions including the expected volatility of the Company's stock and the Index, its risk-free interest rate and expected dividends. For more information on the assumptions and methodology used to estimate fair market value for MSUs, please see Note 14 of our financial statements in our Form 10-K for the year ended December 31, 2021.
(2)The 2021 cash incentive plan consisted of two independent measures each with their own respective thresholds. The measure for ARR had a threshold of 30% of target while free cash flow had a threshold of 20%.
PROS | 2022 Proxy Statement | Page 41

Outstanding Equity Awards at Fiscal Year End

The following table presents the number of options to purchase shares of our Common Stock, SARs, RSUs and MSUs held by our NEOs as of December 31, 2021 and the value of such awards based on the closing stock price of $34.49 as of such date:

	Stock Awards
Named Executive Officer	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)

Andres D. Reiner	20,737	(1)	$715,219
	35,174	(2)	$1,213,151
	55,645	(3)	$1,919,196
	29,625	(4)	$1,021,766
	58,476	(5)	$2,016,837
	7,309	(6)	$252,087

Stefan B. Schulz	10,417	(1)	$359,282
	18,155	(2)	$626,166
	19,146	(3)	$660,346
	16,950	(4)	$584,606
	37,259	(5)	$1,285,063
	3,104	(6)	$107,057

Leslie Rechan	99,305	(7)	$3,425,029
	39,743	(5)	$1,370,736
	3,311	(6)	$114,196

Roberto Reiner	13,503	(1)	$465,718
	27,232	(2)	$939,232
	12,225	(4)	$421,640
	23,597	(5)	$813,861
	1,966	(6)	$67,807

(1)Represents 2018 RSUs awarded to Messrs. A. Reiner, Schulz and R. Reiner on January 8, 2018. These 2018 RSUs continue to vest annually in one-fourth installments on January 10th of each year through 2022.
(2)Represents 2019 RSUs awarded to Messrs. A. Reiner, Schulz, Dziersk and R. Reiner on January 15, 2019. These 2019 RSUs vest annually in one-fourth installments on January 15th of each year through 2023.
(3)Represents 2019 PRSUs awarded to Messrs. A. Reiner and Schulz on January 15, 2019. These 2019 PRSUs were subject to both a performance condition and a time-based vesting condition. The number of 2019 PRSUs earned (79.1% of target) was determined based upon achievement by the Company against total recurring revenue targets over a performance period ending December 31, 2020. Such earned 2019 PRSUs vested on January 15, 2022.
(4)Represents 2020 RSUs awarded to Messrs. A. Reiner, Schulz, and R. Reiner on January 13, 2020. These 2020 RSUs vest annually in one-fourth installments on January 13th of each year through 2024.
(5)Represents 2021 RSUs awarded to Messrs. A. Reiner, Schulz, Rechan and R. Reiner on January 11, 2021. These 2021 RSUs vest annually in one-fourth installments on January 11th of each year through 2025.
(6)Represents 2021 MSUs awarded to Messrs. A. Reiner, Schulz, Rechan and R. Reiner on January 11, 2021. These 2021 MSUs vest on January 31, 2024. The amounts shown above reflect the number of 2021 MSUs that would be earned if the performance goals related to these awards were met at the threshold level at the end of the performance period. If the minimum performance threshold is not met, there will be no payout. The number of shares that will actually be earned will depend on our TSR for the period from January 1, 2021 through December 31, 2023 as compared to the Russell 2000 Index. If the performance period had ended as of December 31, 2021, no MSUs would have been earned.
(7)Represents RSUs awarded to Mr. Rechan in connection with his employment with the Company as Chief Operating Officer on May 13, 2020. These RSUs vest annually in one-fourth installments on May 13th of each year through 2024.
PROS | 2022 Proxy Statement | Page 42

Option Exercises and Equity Awards Vested

The following table presents information on the exercises of stock options and vesting of PRSUs, RSUs and MSUs for our NEOs during the year ended December 31, 2021:

	Option Awards		Stock Awards
Named Executive Officer	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on RSU vesting (#)	Number of shares acquired on PRSU and MSU vesting (#)	Value realized on vesting ($)
Andres D. Reiner	—	—	69,199	165,896	$11,306,278
Stefan B. Schulz	—	—	34,944	55,556	$4,344,353
Leslie Rechan	—	—	33,101	—	$1,257,176
Roberto Reiner	—	—	47,519	—	$2,260,216

Potential Payments Upon Termination of Employment or Change of Control
The following table represents amounts payable at, following, or in connection with the events described below, assuming that such events occurred on December 31, 2021 for each of the NEOs:

Named Executive Officer	Severance	Annual Bonus Payment	Equity Grants	Welfare Benefits	Total Payment
Andres D. Reiner
Death or Disability (1)	—	—	$8,903,007	—	$8,903,007
Termination (2)	$1,134,000	$685,476	$6,886,170	$20,694	$8,726,340
Termination on Change of Control (3)	$1,701,000	$685,476	$6,886,170	$31,041	$9,303,687
Vesting on Change of Control (4)	—	—	$1,919,196	—	$1,919,196
Retirement (5)	—	—	$5,537,163	—	$5,537,163
Stefan B. Schulz
Death or Disability (1)	—	—	$4,372,159	—	$4,372,159
Termination (2)	$729,000	$373,896	$1,848,845	$20,548	$2,972,289
Termination on Change of Control (3)	$1,093,500	$373,896	$3,515,462	$30,822	$5,013,680
Vesting on Change of Control (4)	—	—	$660,346	—	$660,346
Retirement (5)	—	—	$2,678,062	—	$2,678,062
Leslie Rechan
Death or Disability (1)	—	—	$5,709,578	—	$5,709,578
Termination (2)	$807,500	$441,405	$1,484,361	$20,694	$2,753,960
Termination on Change of Control (3)	$1,211,250	$441,405	$4,795,766	$31,041	$6,479,462
Vesting on Change of Control (4)	—	—	—	—	—
Retirement (5)	—	—	$2,968,721	—	$2,968,721
Roberto Reiner
Death or Disability (1)	—	—	$3,183,013	—	$3,183,013
Termination (2)	$240,000	—	—	$13,066	$253,066
Termination on Change of Control (3)	$360,000	$267,880	$2,640,451	$19,599	$3,287,930
Vesting on Change of Control (4)	—	—	$—	—	—
Retirement (5)	—	—	$2,092,974	—	$2,092,974
(1)Death or Disability. In the event of a termination of employment due to death or disability certain equity awards will vest.  For an explanation of these benefits by executive officer, see Employment Agreements above.
(2)Termination. In the event of an involuntary termination of employment by the Company without Cause or a termination of employment by the executive officer for Good Reason, certain severance, bonus, equity vesting and other benefits are due. For an explanation of these benefits by executive officer and the definitions of Cause and Good Reason, see Employment Agreements above.
(3)Termination on Change of Control. In the event of an involuntary termination of employment by the Company without Cause or a termination of employment by the executive officer for Good Reason, in either event during the six-month period prior to a Change of Control or after a Change of Control, certain severance, bonus, equity vesting and other benefits are due. For an explanation of these benefits by executive officer, see Employment Agreements above.
(4)Vesting on Change of Control. In the event of a Change of Control, certain performance-based equity awards accelerate their vesting by their terms, with the respective performance period deemed to have ended as of the date of the Change of Control. For PRSUs, if a Change of Control occurs prior to the one-year anniversary of the beginning of a performance period, the award vests at 100% of the target award amount and the earned shares are delivered, or paid out, to the executives as of the Change of Control. For MSUs, a Change of Control triggers a measurement of performance as of the Change of Control. Earned MSUs based on this measurement are paid out to the executives as of the Change of Control pro rata based on the length of the performance period concluded prior to the Change of Control. The remaining earned MSUs vest at the end of the original performance period.
(5)Retirement. In the event of retirement in which the executive provides advance notice of retirement and meets certain other qualifying conditions, certain equity awards may continue to vest post-retirement.
PROS | 2022 Proxy Statement | Page 43

CEO Pay Ratio

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company is required to provide the ratio of the annual total compensation of our Chief Executive Officer (as set forth in the Summary Compensation Table above) to the annual total compensation of the median employee of the Company (Pay Ratio Disclosure). For 2021, the annual total compensation of the median employee of the Company and its subsidiaries other than our CEO, was $92,424. Our CEO's total annual compensation for 2021 for purposes of the Pay Ratio Disclosure was $7.3 million. As explained in this proxy statement, our CEO's compensation as set forth in the Summary Compensation Table does not necessarily equate to actual realizable pay. The ratio of the total annual compensation of our CEO to the median of all other employees was 79:1. As SEC rules permit different methodologies, exemptions, estimates and assumptions for identifying the median employee and calculating pay ratio, our Pay Ratio Disclosure may not be comparable to the pay ratio reported by other companies.

We identified the median employee by examining the 2021 total cash compensation for all individuals, excluding our CEO, who were employed by us during the 2021 calendar year (whether employed on a full-time, part-time, or seasonal basis). For such employees, we did not make any assumptions, adjustments, or estimates with respect to total cash compensation, and we did not annualize the compensation for any full-time employees that were not employed by us for all of 2021. We used the relevant exchange rate on December 31, 2021. After identifying the median employee criteria, we calculated annual total compensation for such employee and compared it to the CEO’s total compensation as set forth in the Summary Compensation Table above.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2021 with respect to compensation plans under which our equity securities are authorized for issuance. For additional information on our equity compensation plans, see Note 14 of the Notes to the Consolidated Financial Statements in our 2021 Annual Report.

	I	III
Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (2)	Number of securities remaining available for future issuance under plans (excluding securities listed in Column (I)) (3)
All compensation plans previously approved by security holders (1)	2,344,107	4,455,309
All compensation plans not previously approved by security holders (4)	332,004	0
Total	2,676,111	4,455,309

(1) Includes awards from the 2017 Plan.
(2) Includes 1,812,643 RSUs, 125,541 MSUs (at maximum attainment of 200%),and 140,191 PRSUs (at 200%).
(3) Includes unissued award pools from the 2017 Plan and the 2013 Employee Stock Purchase Plan.
(4) Represents inducement RSU awards to employees of EveryMundo LLC in connection with our acquisition in November 2021 of EveryMundo.

PROS | 2022 Proxy Statement | Page 44

PROPOSAL TWO
NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

What am I voting on?

As required pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules. We currently conduct this advisory vote on an annual basis and expect to conduct the next advisory vote at our Annual Meeting to be held in 2023.

As described in the Executive Compensation Program and Compensation Discussion and Analysis sections of this Proxy Statement, our executive compensation program is designed to attract, retain, and motivate talented individuals with the executive experience and leadership skills necessary for us to manage our business and meet our long-term objectives. We seek to provide executive compensation that is competitive with companies that are similar to us. We also seek to provide near-term and long-term financial incentives that reward well-performing executives when strategic corporate objectives designed to increase long-term stockholder value are achieved. We believe that executive compensation should include base salary, cash incentives and equity awards. We also believe that our executive officers’ base salaries should be set at levels relative to comparable companies, and cash and equity incentives should generally be set at levels that give executives the opportunity to achieve above-average total compensation reflecting above-average Company performance. In particular, our executive compensation philosophy is to promote long-term value creation for our stockholders by rewarding improvement in selected financial metrics and by using equity incentives. Please see our Compensation Discussion and Analysis and related compensation tables for detailed information about our executive compensation programs, including information about the fiscal year 2021 compensation of our NEOs.

For the reasons discussed above, the Board unanimously recommends that stockholders vote in favor of the following resolution:

Resolved, that the stockholders approve, on an advisory basis, the compensation paid to the Company's NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

This vote is advisory and therefore not binding. However, the CLD Committee values the opinions of our stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider those stockholders’ concerns, and the CLD Committee will evaluate whether any actions are necessary to address those concerns.

Note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, in most cases it may not be feasible to change any executive compensation program in consideration of any one year’s advisory vote on executive compensation.

Vote Required

The affirmative vote of a majority of the outstanding shares of our Common Stock entitled to vote and present in person or represented by proxy at the Annual Meeting is required for advisory approval of this proposal. A properly executed proxy marked “ABSTAIN” with respect to this matter is considered entitled to vote, and thus will have the effect of a vote against this matter.

In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the Annual Meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.
THE BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROS | 2022 Proxy Statement | Page 45

SECURITY OWNERSHIP
The following tables set forth information regarding beneficial ownership of our Common Stock for each person known to own beneficially more than 5% of our outstanding Common Stock, each of our NEOs, each director and director nominee, and our NEOs, directors and director nominee as a group, each as of the Record Date unless otherwise noted below. Applicable percentage of ownership is based on 45,179,184 shares of our Common Stock outstanding as of the Record Date.

Principal Shareholders and Address	Common Stock and Nature of Beneficial Ownership	Percentage
Brown Capital Management, LLC, 1201 N. Calvert Street, Baltimore, MD 21202	5,341,030(1)	11.8%
Alger Associates, Inc., 360 Park Avenue South, New York, NY 10010	3,992,606(2)	8.8%
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	3,843,990(3)	8.5%
Conestoga Capital Advisors, LLC, 550 E. Swedesford Rd. Suite 120, Wayne, PA 19087	3,688,390(4)	8.2%
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	3,269,882(5)	7.2%
RGM Capital, LLC 9010 Strada Stell Court, Suite 105, Naples, FL 34109	3,215,561(6)	7.1%
Ronald F. and Mariette M. Woestemeyer, 3200 Kirby Drive, Ste 600, Houston, TX 77098	2,909,578(7)	6.4%
(1)Based solely upon a Schedule 13G/A filed by Brown Capital Management, LLC (Brown) with the SEC on February 14, 2022 reporting that Brown beneficially owned 5,341,030 shares of our Common Stock as of December 31, 2021, with sole voting power with respect to 3,352,474 shares of our Common Stock and sole dispositive power with respect to 5,341,030 shares of our Common Stock.
(2)Based solely upon a Schedule 13G/A filed by Alger Associates, Inc. (Alger) with the SEC on February 14, 2022 reporting that Alger and associated funds owned 3,992,606 shares of our Common Stock as of December 31, 2021, with sole voting and dispositive power with respect to all such shares of our Common Stock.
(3)Based solely upon a Schedule 13G/A filed by The Vanguard Group (Vanguard) with the SEC on February 10, 2022 reporting that Vanguard owned 3,843,990 shares of our Common Stock as of December 31, 2021, with shared voting power with respect to 76,089 shares of our Common Stock, sole dispositive power with respect to 3,733,078 shares of our Common Stock and shared dispositive power with respect to 110,912 shares of our Common Stock.
(4)Based solely upon a Schedule 13G/A filed by Conestoga Capital Advisors, LLC (Conestoga) with the SEC on January 10, 2022 reporting that Conestoga owned 3,688,390 shares of our Common Stock as of December 31, 2021, with sole voting power with respect to 3,520,742 shares of our Common Stock and sole dispositive power with respect to 3,688,390 shares of our Common Stock.
(5)Based solely upon a Schedule 13G/A filed by BlackRock, Inc. (BlackRock) with the SEC on February 3, 2022 reporting that BlackRock beneficially owned 3,269,882 shares of our Common Stock as of December 31, 2021, with sole voting power with respect to 3,136,076 shares of our Common Stock and sole dispositive power with respect to 3,269,882 shares of our Common Stock.
(6)Based solely upon a Schedule 13G filed by RGM Capital, LLC (RGM) with the SEC on February 11, 2022 reporting that RGM owned 3,215,561 shares of our Common Stock as of December 31, 2021, with voting and dispositive power shared with Robert G. Moses with respect to all such shares of our Common Stock.
(7)Includes 2,903,530 shares held by various trusts for the benefit of certain family members and 4,388 shares from RSUs scheduled to vest on May 11, 2022.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)	Percentage
Named Executive Officers
Andres D. Reiner	986,186	2.2%
Stefan B. Schulz	258,776	*
Non-Employee Directors and Director Nominees
Carlos Dominguez	9,199(2)	*
Raja Hammoud	7,816(2)	*
Leland T. Jourdan	3,504(3)	*
Catherine A. Lesjak	7,964(2)	*
Greg B. Petersen	114,950(2)	*
William Russell	142,410(2)	*
Timothy V. Williams	118,180(2)	*
Mariette M. Woestemeyer	2,909,578(2)	6.4%
All NEOs, directors and director nominees as a group	4,558,563	10.1%
* Represents less than 1% of the outstanding shares of our Common Stock
(1)Beneficial ownership represents sole voting and investment power.
(2)Includes 4,388 shares from RSUs which are scheduled to vest on May 11, 2022.
(3)Includes 3,504 shares from RSUs which are scheduled to vest on May 11, 2022.
PROS | 2022 Proxy Statement | Page 46

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires each of our directors and NEOs, among others, to file with the SEC an initial report of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by SEC regulations to furnish us with copies of all such filings. Based on a review of the copies of such forms in our possession, and on written representations from reporting persons, we believe that during 2021, all of our NEOs and directors filed the required reports on a timely basis under Section 16(a).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2021, there has not been (nor is there currently proposed), any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, and the transactions described below:

Relationships with Directors and Management

Indemnification agreements. We have entered into indemnification agreements with each of our current directors and officers. These agreements require us, among other things, to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and officers.

Employment arrangements. We have entered into employment agreements with each of our executive officers, which address, among other things, the terms of their employment, such as base salary, severance payments and payment on a change in control.

Family relationships. Mr. Roberto Reiner, who served as our Executive Vice President and Chief Technology Officer until October 1, 2021 is the brother of Andres Reiner, our President and CEO. Prior to his appointment as Executive Vice President, Mr. R. Reiner's compensation was regularly reviewed by the CLD Committee and all his equity awards were approved by the CLD Committee. When he became Executive Vice President, Mr. R. Reiner's compensation and amended and restated employment agreement were approved by the CLD Committee, and his compensation was approved by the CLD Committee thereafter. Mr R. Reiner retired from the Company effective March 1, 2022.

Procedures for Related Party Transactions

Under our Code of Business Conduct and Ethics, our employees and officers are discouraged from entering into any transaction that may cause a conflict of interest. In addition, they must report any potential conflict of interest, including related party transactions, to their managers or our compliance officer who then reviews and summarizes the proposed transaction for our Audit Committee. Pursuant to its charter, our Audit Committee must then approve any related party transactions, including those transactions involving our directors. In approving or rejecting such proposed transactions, the Audit Committee considers the relevant facts and circumstances available and deemed relevant to the Audit Committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our Audit Committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.
PROS | 2022 Proxy Statement | Page 47

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available under Corporate Governance in the "Investor Relations" section of our website at ir.pros.com. The Audit Committee reviews and assesses the adequacy of its charter at least annually and, when appropriate, recommends changes to the Board to reflect the evolving role of the Audit Committee. The Audit Committee is composed of non-employee directors who meet the independence and financial literacy requirements of the NYSE and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. The Audit Committee currently consists of Timothy V. Williams (Chairman), Carlos Dominguez, Catherine A. Lesjak and Greg B. Petersen. Our Board of Directors has determined that three of the members of the Audit Committee (Messrs. Williams and Petersen and Ms. Lesjak) are an “Audit Committee financial expert” as is currently defined under SEC regulations and the rules of the NYSE and Mr. Dominguez is "financially literate" under the rules of the NYSE.

Primary Responsibilities

The Audit Committee oversees the Company’s accounting and financial reporting processes on behalf of the Board of Directors and assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the annual independent audit of the Company’s financial statements. The Audit Committee also oversees the independent auditors’ qualifications and independence and the Company's internal auditors. The Company’s management has the primary responsibility for preparing the Company’s financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting.

Oversight of Independent Auditors

The Audit Committee engaged PricewaterhouseCoopers LLP (PwC) as our independent auditors for the year ended December 31, 2021. In its meetings with our independent auditors, the Audit Committee asks them to address, and discusses their responses to, several questions that the Audit Committee believes are relevant to its oversight. The Audit Committee also discussed with the independent auditors those matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (PCAOB). The Audit Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communication with the Audit Committee concerning independence, and has discussed with the independent auditors their independence.

2021 Audited Financial Statements

In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management. In fulfilling its oversight responsibilities in 2021, the Audit Committee reviewed and discussed with management the Company’s consolidated financial statements for the fiscal year ended December 31, 2021, including a discussion of, among other things, the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the Company’s financial statements.

The Audit Committee has (1) reviewed and discussed the audited financial statements with management, (2) discussed with PwC, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 1301, “Communications with Audit Committees”, as adopted by the PCAOB, (3) received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditor's communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditor's independence, and (4) considered with the independent auditors whether the provision of non-audit services provided by them to the Company during 2021 was compatible with their independence. Based upon these discussions and reviews, the Audit Committee recommended to our Board of Directors, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and filed with the SEC.
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Timothy V. Williams, Chairman
Carlos Dominguez
Catherine Lesjak
Greg B. Petersen
PROS | 2022 Proxy Statement | Page 48

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The Audit Committee has adopted a policy for the pre-approval of services performed by our independent registered public accounting firm. Under this policy, each year the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis.

The following table summarizes the aggregate fees billed for professional services rendered to us by PwC in 2021 and 2020. A description of these various fees and services follows the table:

	2021	2020
Audit fees	$2,088,472	$1,604,294
Audit-related fees	$300,000	—
Tax fees	—	—
All other fees	$3,106	$2,893
Total fees	$2,391,578	$1,607,187
Fees Billed by PricewaterhouseCoopers, LLP

Audit fees. The aggregate fees billed to us by PwC in connection with the annual audit of our financial statements, reviews of our financial statements included in quarterly reports on Form 10-Q, consents related to documents filed with the SEC and comfort letters, were $2,088,472 and $1,604,294 for the years ended December 31, 2021 and 2020, respectively.

Audit-related fees. Audit-related fees consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company's financial statements. This category may include fees related to due diligence related to mergers and acquisitions, accounting and financial reporting consultations and research necessary to comply with generally accepted audit standards. There were $300,000 and zero audit-related fees billed for the years ended December 31, 2021 and 2020, respectively.

Tax fees. The aggregate tax fees billed to us by PwC related to tax compliance, tax advice and tax planning were zero for the years ended December 31, 2021 and 2020.

All other fees. The other fees consist of subscription fees for an accounting and auditing research tools.

Audit Committee Approval of Services

The Audit Committee is authorized by its charter to pre-approve all auditing and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee reviews and approves the independent registered public accounting firm’s retention to perform attest services, including the associated fees. The Audit Committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At subsequent meetings, the Audit Committee receives updates on services actually provided by the independent registered public accounting firm, and management may present additional services for approval. The Audit Committee has delegated to the chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between Audit Committee meetings. If the Chairman approves any such engagements, he reports that approval to the full Audit Committee at its next meeting. During fiscal year 2021, all such services were pre-approved in accordance with the procedures described above.

Our Audit Committee has reviewed the fees described above and believes that such fees are compatible with maintaining the independence of PwC.
PROS | 2022 Proxy Statement | Page 49

PROPOSAL THREE
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM APPOINTMENT

The Audit Committee has selected the independent registered public accounting firm of PwC to audit our consolidated financial statements for the fiscal year ending December 31, 2022. We have determined to submit the selection of auditors to stockholder ratification, even though it is not required by our governing documents or Delaware law, as a matter of good corporate governance practice. If the selection of PwC as our independent auditors is not ratified by our stockholders, our Audit Committee will reconsider, but might not change, its selection. Notwithstanding the selection and ratification, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time, if it believes doing so would be in the best interests of us and our stockholders.

PwC has audited our financial statements annually since 2002. Representatives of PwC are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

Approval of the ratification of the appointment of PwC as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the outstanding shares of our Common Stock entitled to vote and present or represented at the Annual Meeting. A properly executed proxy marked “ABSTAIN” with respect to this matter is considered entitled to vote and thus, will have the effect of a vote against this matter.

In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the Annual Meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.
THE BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.
PROS | 2022 Proxy Statement | Page 50

General Information

Voting

As of the Record Date, 45,179,184 shares of Common Stock were outstanding. Each stockholder of record as of the Record Date is entitled to one vote for each share of Common Stock held by such stockholder. Only stockholders "of record" as of close of business on the Record Date are entitled to vote at the Annual Meeting.

Vote Required

Our amended and restated bylaws, as contained in the Current Report on Form 8-K filed with the SEC on April 29, 2020 (Bylaws) provide that a majority of the outstanding shares of our stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Votes for and against, abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

If a quorum is present, a plurality vote of the holders of our Common Stock entitled to vote and present or represented by proxy at the Annual Meeting is required for the election of a director. This “plurality” standard means the nominees who receive the largest number of “for” votes cast are elected as directors. Thus, the number of shares not voted for the election of a nominee (and the number of “withhold” votes cast with respect to that nominee) will not affect the determination of whether that nominee has received the necessary votes for election under Delaware law. However, the number of “withhold” votes with respect to a nominee will affect whether our Director Resignation Policy will apply to that individual. Our Director Resignation Policy provides that any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to offer his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee would then consider the offer of resignation and make a recommendation to our independent directors as to the action to be taken with respect to the offer. This policy does not apply in contested elections. We will not count abstentions as either for or against a director, so abstentions have no effect on the election of a director.

The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and voting at the Annual Meeting is required to approve the advisory vote on executive compensation and the ratification of the selection of our independent auditors. A properly executed proxy marked “abstain” with respect to any matter is considered entitled to vote, and thus, will have the effect of a vote against a matter, except for the election of directors.

Voting Instructions

Stockholders have four ways to vote:
•Online. You may vote online by visiting www.proxyvote.com, and entering the control number found in your proxy card. You can vote via the Internet up until 11:59 P.M. Eastern Time on May 11, 2022.
•Telephone. You may vote by calling the toll-free number provided on your proxy card, and following the instructions found on your proxy card. You can vote via the telephone up until 11:59 P.M. Eastern Time on May 10, 2022.
•Mail. If you received a printed copy of the proxy card, you may vote by filling out the card and returning it in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting.
•Virtual Meeting. You may vote at the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/PRO2022, and any previous votes that you submitted, whether by Internet, telephone or mail, will be superseded by the vote that you cast at the Annual Meeting.

If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote by Internet or telephone. Even if you plan on attending the virtual Annual Meeting, we encourage you to vote in advance via the Internet, by phone, or by mail to ensure that your vote will be represented at the Annual Meeting.

Changing your Vote

You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting:
•Online. Using the online voting method described above, in which case only your latest internet proxy submitted prior to the Annual Meeting will be counted.
•Telephone. Using the telephone voting method described above, in which case only your latest telephone proxy submitted prior to the Annual Meeting will be counted.
•Mail. By signing and returning a new proxy card dated as of a later date, in which case only your latest proxy card or voting instruction form received prior to the Annual Meeting will be counted.
PROS | 2022 Proxy Statement | Page 51

•Virtual Meeting. By attending the virtual Annual Meeting and voting by visiting www.virtualshareholdermeeting.com/PROS2022. However, attendance at the virtual Annual Meeting will not in and of itself revoke your proxy unless you properly vote at the virtual Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the Annual Meeting to our Corporate Secretary at or before the taking of the vote at the Annual Meeting.

Any written notice of revocation or subsequent proxy should be delivered to PROS Holdings, Inc. at 3200 Kirby Drive, Suite 600, Houston, Texas 77098, Attention: Corporate Secretary, or hand-delivered to our Corporate Secretary before the taking of the vote at the Annual Meeting.

Effect of Not Casting Your Vote

Banks, brokers and other intermediaries may not vote shares held in their clients’ accounts on elections of directors and other “non-routine” matters unless the client has provided voting instructions. If you hold your shares in street name, you must cast your vote if you want it to count for purposes of Proposals One, Two and Three.

Proxy Materials are Available on the Internet

We use the internet as the primary means of furnishing proxy materials to our stockholders. We are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (Notice) that contains instructions on how to access our proxy materials over the Internet, as well as how to request a paper copy of our proxy materials, including this Proxy Statement, our 2021 Annual Report and a form of proxy card or voting instruction card. The Notice was first mailed and those documents were first made available on or about April 1, 2022 to stockholders entitled to vote at the Annual Meeting. We encourage stockholders to take advantage of the availability of the proxy materials on the internet.

Eliminating Duplicate Mailings

Some banks, brokers and other nominee record holders participate in the practice of “householding,” which helps reduce the environmental impact of our annual meetings and reduces our printing and mailing costs, by sending only one copy of the Notice and Proxy Statement to multiple stockholders sharing the same address. If you would prefer to receive separate copies of a proxy statement, please contact our Corporate Secretary by calling 713-335-5151 or by writing to us at 3200 Kirby Drive, Suite 600, Houston, Texas 77098. In addition, stockholders sharing an address and receiving multiple copies can request delivery of a single copy of proxy statements upon written request to our Corporate Secretary at the address stated above.

STOCKHOLDERS PROPOSALS

Stockholders may present proposals for action at meetings of stockholders only if they comply with the rules established by the SEC, applicable Delaware law and Bylaws. No stockholder proposals were received for consideration at the Annual Meeting.

Stockholders interested in submitting a proposal for inclusion in our proxy materials and for consideration at the 2023 annual meeting of our stockholders (2023 Annual Meeting) may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in such proxy materials, stockholder proposals must be received by our Corporate Secretary no later than December 2, 2022.

Under our Bylaws, for any stockholder proposal or director nomination that is not submitted for inclusion in the next year’s proxy statement but instead is proposed to be presented directly at our 2023 Annual Meeting, the stockholder must provide us written notice not later than the close of business on the later of the ninetieth day prior to our 2023 Annual Meeting or the 10th day following the date on which public announcement of the date of the 2023 Annual Meeting is first made. Any such notice for director nominations must satisfy the requirements specified in Article II, Section 2.15(b) of our Bylaws. Any such notice for other stockholder proposals (other than director nomination) must satisfy the requirements specified in Article I, Section 1.10(b) of our Bylaws. In the absence of such notice meeting the above requirements, a stockholder shall not be entitled to present any business at our 2023 Annual Meeting.

Notwithstanding the above, in the event that the number of directors to be elected at an annual meeting of stockholders is increased and there is no public announcement by the Company naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the date of the Company’s previous year’s annual meeting of stockholders, a stockholder’s notice shall also be considered timely, but only with respect to nominees for the additional directorships, if it is be delivered to the Corporate Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company. In the event the Company calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person(s), for election to such positions as are specified in the Company’s notice of meeting, if the stockholder’s notice is delivered to the Corporate Secretary at our principal executive offices not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our Board to be elected at such meeting.
PROS | 2022 Proxy Statement | Page 52

DIRECTOR NOMINATION

Our Bylaws permit any stockholder of record to nominate directors. Stockholders who wish to submit nominees for election at an annual or special meeting of stockholders should follow the procedure described in the Stockholder Proposals section above. The NCG Committee applies the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of the Board.

EXPENSES AND SOLICITATION
We will bear the expense of soliciting proxies in the enclosed form. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries representing beneficial owners of our Common Stock, for their expenses in forwarding soliciting materials to those beneficial owners. Proxies may also be solicited by our directors, officers or employees, personally or by telephone, telegram, facsimile or other means of communication. We do not intend to pay additional compensation for doing so.

NO INCORPORATION BY REFERENCE OF
CERTAIN PORTIONS OF THIS PROXY STATEMENT
Notwithstanding anything to the contrary set forth in any of our filings made under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that might incorporate information in this Proxy Statement, neither the Audit Committee Report nor the Compensation and Leadership Development Committee Report is to be incorporated by reference into any such filings as provided by SEC regulations. In addition, this Proxy Statement includes certain website addresses intended to provide inactive, textual references only. The information on these websites shall not be deemed part of this Proxy Statement.

OTHER MATTERS
The Board knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons appointed in the enclosed proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.
The Board of Directors
PROS HOLDINGS, INC.
April 1, 2022

PROS | 2022 Proxy Statement | Page 53

Your **Vote** Counts!

PROS HOLDINGS, INC.

2022 Annual Meeting

Vote by May 11, 2022

11:59 PM ET

PROS

PROS HOLDINGS, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

D69097-P67918

You invested in PROS HOLDINGS, INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy material for the stockholder meeting to be held on May 12, 2022.**

Get informed before you vote

View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to April 28, 2022. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit **www.ProxyVote.com**

Control #

Smartphone users

Point your camera here and vote without entering a control number

Vote Virtually at the Meeting*

May 12, 2022
8:00 A.M. CDT

Virtually at:
www.virtualshareholdermeeting.com/PRO2022

*Please check the meeting materials for any special requirements for meeting attendance.

PROS | 2022 Proxy Statement | Page 54

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items	Board Recommends
1. Carlos Dominguez, Catherine Lesjak and Andres Reiner as Class III directors, each to hold office until the 2025 Annual Meeting and until their successor has been duly elected and qualified or until the earlier of their death, resignation or removal. **Nominees:** 01) Carlos Dominguez 02) Catherine Lesjak 03) Andres Reiner	For
2. To conduct an advisory vote on named executive officer compensation.	For
3. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of PROS Holdings, Inc. for the fiscal year ending December 31, 2022.	For
4. Transaction of other business that may properly come before the Annual Meeting.	

NOTE: Such other business as may properly come before the meeting or any adjournment thereof will be voted at the proxies' discretion. The Board of Directors recommends a vote IN FAVOR OF the directors listed above, IN FAVOR OF the advisory vote on named executive officer compensation and IN FAVOR OF the appointment of PricewaterhouseCoopers LLP.

This Proxy, when properly executed, will be voted as specified. If no specification is made, the Proxy will be voted IN FAVOR OF the directors listed above, IN FAVOR OF advisory vote on named executive officer compensation and IN FAVOR OF the appointment of PricewaterhouseCoopers LLP.

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click "Sign up for E-delivery".

D69999-P67810

PROS | 2022 Proxy Statement | Page 55

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D69095-P67918

PROS HOLDINGS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS MAY 12, 2022

The stockholder(s) hereby appoint(s) Damian W. Olthoff and Christopher C. Chaffin, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PROS Holdings, Inc. that the stockholder(s) is/are entitled to vote at the virtual Annual Meeting of Stockholders to be held at 8:00 a.m. CDT on May 12, 2022 at www.virtualshareholdermeeting.com/PRO2022, and any adjournment or postponement thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and the proxies' discretion on such other matters as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends a vote IN FAVOR OF the directors listed on the reverse side, IN FAVOR OF the advisory vote on named executive officer compensation and IN FAVOR OF the appointment of PricewaterhouseCoopers LLP.

If no specification is made, this Proxy will be voted IN FAVOR OF the election of directors listed on the reverse side of this proxy card, IN FAVOR OF the advisory vote on named executive officer compensation and IN FAVOR OF the appointment of PricewaterhouseCoopers LLP.

Continued and to be signed on reverse side

PROS | 2022 Proxy Statement | Page 56

PROS.

PROS HOLDINGS, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 11, 2022 for shares held directly and by
11:59 p.m. Eastern Time on May 7, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PRO2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 11, 2022 for shares held directly and by 11:59 p.m.Eastern Time on May 7, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D69094-P67918

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PROS HOLDINGS, INC.

Nominees:

01) Carlos Dominguez
02) Catherine Lesjak
03) Andres Reiner

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. To conduct an advisory vote on named executive officer compensation.	☐	☐	☐
3. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of PROS Holdings, Inc. for the fiscal year ending December 31, 2022.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof will be voted at the proxies' discretion. The Board of Directors recommends a vote IN FAVOR OF the directors listed above, IN FAVOR OF the advisory vote on named executive officer compensation and IN FAVOR OF the appointment of PricewaterhouseCoopers LLP.

This Proxy, when properly executed, will be voted as specified.

If no specification is made, the Proxy will be voted IN FAVOR OF the directors listed above, IN FAVOR OF advisory vote on named executive officer compensation and IN FAVOR OF the appointment of PricewaterhouseCoopers LLP.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROS | 2022 Proxy Statement | Page 57